[LOGO]


                                  DRAXIS HEALTH INC.
                                         AND
                             DEPRENYL ANIMAL HEALTH, INC.

                                   FORMAL VALUATION





                                         KPMG
                                    July 26, 1996


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[Letterhead]


Deprenyl Animal Health, Inc.
Represented by The Special Committee
 of the Board of Directors
10955 Lowell Avenue Suite 701
Overland Park Kansas 66210


Dear Sirs

We enclose our completed formal valuation as at June 30, 1996 of, (i) all of the issued and outstanding common shares of Deprenyl Animal Health, Inc. ("DAHI") which are the subject of a share exchange transaction (the "Share Exchange") contemplated by the Share Exchange Agreement dated July 25, 1996 among Draxis Health Inc., Draxis Pharmaceutica Inc. and DAHI, and, (ii) the common shares of Draxis to be issued to holders of DAHI common shares in the Share Exchange.

Yours very truly

/s/ KPMG



July 26, 1996


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TABLE OF CONTENTS
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I   VALUATION ENGAGEMENT . . . . . . . . . . . . . . . . . . . . . . . . . .1

    PURPOSE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
    CREDENTIALS OF KPMG. . . . . . . . . . . . . . . . . . . . . . . . . . .2
    RELATIONSHIPS WITH INTERESTED PARTIES. . . . . . . . . . . . . . . . . .2
    DEFINITION OF FAIR MARKET VALUE. . . . . . . . . . . . . . . . . . . . .3
    SUMMARY OF FORMAL VALUATION. . . . . . . . . . . . . . . . . . . . . . .4
    RESTRICTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4
    ASSUMPTIONS - ECONOMIC OUTLOOK . . . . . . . . . . . . . . . . . . . . .5
      CANADA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5
      UNITED STATES. . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
    CONTENT OF REPORT. . . . . . . . . . . . . . . . . . . . . . . . . . . .7

II  DAHI SCOPE OF REVIEW . . . . . . . . . . . . . . . . . . . . . . . . . .8

III DAHI CORPORATE OVERVIEW. . . . . . . . . . . . . . . . . . . . . . . . 14

    HISTORY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
    OWNERSHIP. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
    STOCK OPTIONS, WARRANTS AND CONVERTIBLE DEBT . . . . . . . . . . . . . 16

IV  DAHI DESCRIPTION OF BUSINESS . . . . . . . . . . . . . . . . . . . . . 18

    OVERVIEW . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
    THE PRODUCT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
    CUSHING'S DISEASE. . . . . . . . . . . . . . . . . . . . . . . . . . . 19
    COGNITIVE DYSFUNCTION SYNDROME . . . . . . . . . . . . . . . . . . . . 19
    DISTRIBUTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
    THE MARKET FOR ANIPRYL . . . . . . . . . . . . . . . . . . . . . . . . 22
    DAHI PATENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
    COMPETITION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
    SUPPLY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
    DAHI PRODUCT LIABILITY . . . . . . . . . . . . . . . . . . . . . . . . 25
    DAHI FACILITIES. . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
    DAHI MANAGEMENT AND EMPLOYEES. . . . . . . . . . . . . . . . . . . . . 26

V   DAHI FINANCIAL REVIEW. . . . . . . . . . . . . . . . . . . . . . . . . 27

    FINANCIAL POSITION . . . . . . . . . . . . . . . . . . . . . . . . . . 27
    HISTORICAL RESULTS OF OPERATIONS . . . . . . . . . . . . . . . . . . . 28
    PROJECTED OPERATING RESULTS. . . . . . . . . . . . . . . . . . . . . . 28

VI  ANIMAL HEALTH PHARMACEUTICAL INDUSTRY. . . . . . . . . . . . . . . . . 33

VII DAHI VALUATION APPROACH. . . . . . . . . . . . . . . . . . . . . . . . 35

    VALUATION THEORY . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
    REASONS FOR SELECTION / REJECTION OF VALUATION APPROACHES. . . . . . . 36


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                                                                               i

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VIII DAHI VALUATION CALCULATIONS . . . . . . . . . . . . . . . . . . . . . 37

     PROJECTED NET AFTER-TAX CASH FLOW. . . . . . . . . . . . . . . . . . . 37
     DISCOUNT RATE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
     RESIDUAL VALUE . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
     VALUATION CALCULATION. . . . . . . . . . . . . . . . . . . . . . . . . 41

IX   DAHI REASONABLENESS OF VALUATION CALCULATIONS. . . . . . . . . . . . . 43

     DAHI SHARE PRICE . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
     TANGIBLE ASSET BACKING . . . . . . . . . . . . . . . . . . . . . . . . 46

X    DAHI CONCLUSION. . . . . . . . . . . . . . . . . . . . . . . . . . . . 48

     ASSUMPTIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
     CONCLUSION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49

XI   DRAXIS SCOPE OF REVIEW . . . . . . . . . . . . . . . . . . . . . . . . 50

XII  DRAXIS CORPORATE OVERVIEW . . . . . . . . . . . . . . . . . . . . . . .57

     HISTORY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 57
     STRUCTURE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 57
     OWNERSHIP. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 59
     STOCK OPTIONS, WARRANTS AND EMPLOYEE PARTICIPATION SHARES. . . . . . . 59

XIII DRAXIS DESCRIPTION OF BUSINESS. . . . . . . . . . . . . . . . . . . . .61

     OVERVIEW . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 61
     PRODUCTS AND PRODUCT DEVELOPMENT . . . . . . . . . . . . . . . . . . . 61
       EXISTING DRUGS CURRENTLY BEING MARKETED. . . . . . . . . . . . . . . 62
       DRUGS IN LATE STAGE DEVELOPMENT. . . . . . . . . . . . . . . . . . . 65
       MIDDLE STAGE DEVELOPMENT PRODUCTS. . . . . . . . . . . . . . . . . . 66
       OTHER DRUGS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 67
     FACILITIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 67
     MANAGEMENT AND EMPLOYEES . . . . . . . . . . . . . . . . . . . . . . . 68
     MARKETING, SALES AND DISTRIBUTION. . . . . . . . . . . . . . . . . . . 69

XIV  DRAXIS FINANCIAL REVIEW. . . . . . . . . . . . . . . . . . . . . . . . 70

     FINANCIAL POSITION . . . . . . . . . . . . . . . . . . . . . . . . . . 70
     HISTORICAL RESULTS OF OPERATIONS . . . . . . . . . . . . . . . . . . . 71
     PROJECTED OPERATING RESULTS. . . . . . . . . . . . . . . . . . . . . . 75

XV   PHARMACEUTICAL / HEALTH CARE INDUSTRY. . . . . . . . . . . . . . . . . 77

     THE GENERIC DRUG INDUSTRY. . . . . . . . . . . . . . . . . . . . . . . 78
     REGULATORY ISSUES. . . . . . . . . . . . . . . . . . . . . . . . . . . 79
     CLINICAL TRIALS. . . . . . . . . . . . . . . . . . . . . . . . . . . . 79
       PRE-CLINICAL TRIALS. . . . . . . . . . . . . . . . . . . . . . . . . 79
       PHASE I - CLINICAL TRIALS. . . . . . . . . . . . . . . . . . . . . . 79
       PHASE II - CLINICAL TRIALS . . . . . . . . . . . . . . . . . . . . . 79
       PHASE III - CLINICAL TRIALS. . . . . . . . . . . . . . . . . . . . . 79
       PHASE IV - CLINICAL TRIALS AND COMMERCIALIZATION . . . . . . . . . . 80
       REGULATORY APPROVAL. . . . . . . . . . . . . . . . . . . . . . . . . 80


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                                                                              ii

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XVI  DRAXIS VALUATION APPROACH . . . . . . . . . . . . . . . . . . . . . . 81

     VALUATION THEORY. . . . . . . . . . . . . . . . . . . . . . . . . . . 81
     REASONS FOR SELECTION/ REJECTION OF VALUATION APPROACHES. . . . . . . 82

XVII DRAXIS VALUATION CALCULATIONS. . . . . . . . . . . . . . . . . . . . .84

     PHARMACEUTICAL/ HEALTH CARE BUSINESS. . . . . . . . . . . . . . . . . 84
     INVESTMENTS AND OTHER ASSETS AND LIABILITIES. . . . . . . . . . . . . 91
     VALUATION CALCULATION . . . . . . . . . . . . . . . . . . . . . . . . 93

XVIII DRAXIS REASONABLENESS OF VALUATION CALCULATIONS. . . . . . . . . . . 95
     DRAXIS SHARE PRICE. . . . . . . . . . . . . . . . . . . . . . . . . . 95
     TANGIBLE ASSET BACKING. . . . . . . . . . . . . . . . . . . . . . . . 98
     TRANSACTION MULTIPLES AND TRADING MULTIPLES . . . . . . . . . . . . . 99

XIX   DRAXIS CONCLUSION. . . . . . . . . . . . . . . . . . . . . . . . . .101
     ASSUMPTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .101
     CONCLUSION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .102

XX    DRAXIS AND DAHI OTHER VALUATION CONSIDERATIONS . . . . . . . . . . .103


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                                                                             iii


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SCHEDULES:

1.  DEPRENYL ANIMAL HEALTH INC. BALANCE SHEET - 1991 TO 1996

2.  DEPRENYL ANIMAL HEALTH INC. INCOME STATEMENT - 1991 TO 1996

3. DEPRENYL ANIMAL HEALTH INC. STATEMENT OF CHANGE IN FINANCIAL POSITION - 1991 TO 1996

4.  DEPRENYL ANIMAL HEALTH INC. SUMMARY OF COMMON SHARE TRADING PRICES &
         VOLUMES

5.  DRAXIS HEALTH INC. CONSOLIDATED BALANCE SHEET - 1991 TO 1996

6.  DRAXIS HEALTH INC. CONSOLIDATED INCOME STATEMENT - 1991 TO 1996

7. DRAXIS HEALTH INC. CONSOLIDATED STATEMENT OF CHANGE OF FINANCIAL POSITION - 1991 TO 1996

8.  DRAXIS HEALTH INC. CORPORATE STRUCTURE AT JUNE 30, 1996

9.  DRAXIS HEALTH INC. SUMMARY OF COMMON SHARE TRADING PRICES & VOLUMES


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                                                                              iv

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1   VALUATION ENGAGEMENT
--------------------------------------------------------------------------------


PURPOSE
--------------------------------------------------------------------------------
We have been engaged by Deprenyl Animal Health, Inc. ("DAHI"), Draxis Health Inc. ("Draxis") and Draxis Pharmaceutica Inc. ("DPI") to provide a formal valuation to the Independent Committee of the Board of Directors of DAHI (the "Committee") in connection with a transaction by which DPI will acquire each issued and outstanding common share of DAHI not already owned by Draxis through its subsidiaries or affiliates in exchange for 1.35 common shares of Draxis (the "Share Exchange") as described in the share exchange agreement by and among Draxis, DPI and DAHI dated July 25, 1996 (the "Exchange Agreement"). We are acting as valuer to, and our engagement has been performed under the supervision of the Committee.

Our engagement is comprised of the following two segments (collectively referred to as the "Formal Valuation"):

- our opinion as to the fair market value at June 30, 1996 of all the issued and outstanding common shares of DAHI, which are the subject of the Share Exchange, before consideration of any minority discount; and,

- our opinion as to the fair market value at June 30, 1996 of the common shares of Draxis to be issued to holders of DAHI common shares in the ratio of 1.35 Draxis shares to 1 DAHI share, as provided for in the Exchange Agreement, but after giving effect to the acquisition by Draxis of all the DAHI shares not already owned by it and before consideration of any minority discount.

The Formal Valuation opinion is based upon the number of issued and outstanding common shares of DAHI and Draxis as at June 30, 1996.

KPMG was first contacted to provide the Formal Valuation on or about July 4, 1996 and was engaged to provide the Formal Valuation on July 9, 1996. KPMG is receiving fees of $95,000 (billed on a time basis) for preparing the Formal Valuation as well as fees for the time required to review the circular offering documents, plus reasonable out-of-pocket expenses to complete the Formal Valuation engagement. Draxis has agreed to pay these fees and reimburse these expenses. To the extent that our retainer extends past September 30, 1996, these fees will be reviewed and amended on a basis mutually satisfactory to the


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                                                                               1

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Committee and KPMG.  The fees are not contingent on any valuation outcome, or on the success of the proposed Share Exchange.

CREDENTIALS OF KPMG
--------------------------------------------------------------------------------

KPMG has one of Canada's largest groups of valuation professionals providing advice in support of major business transactions. KPMG has experience in both the pharmaceutical research and development industry and valuation engagements.

Responsibility for this valuation engagement was assigned to Mr. Stewart Scalf, Valuations Partner in our Calgary office. Mr. Scalf is a Chartered Accountant and a Chartered Business Valuator. He has practised in the business valuations area since 1991 and has conducted valuations in many industries. He has been assisted by partners, senior managers and other research staff from our Montreal, Toronto, Mississauga and Calgary offices who are also experienced in valuations and in the pharmaceutical industry.

RELATIONSHIPS WITH INTERESTED PARTIES
--------------------------------------------------------------------------------

Except as disclosed herein, KPMG has not performed financial advisory services such as an appraisal, valuation, or appraisal review of the financial status of Draxis, DPI or DAHI during the 24 months preceding the date on which we were first contacted with respect to this engagement (July 4, 1996).

KPMG is not an insider, associate or affiliate (as such terms are defined in the Securities Act (Ontario)) of Draxis, DPI or DAHI and neither KPMG nor any of its affiliates is an advisor to Draxis, DPI or DAHI in respect to the proposed Share Exchange.

There are no understandings, commitments or agreements between KPMG and Draxis, DPI or DAHI with respect to future business dealings, although KPMG may perform financial advisory services for any of them in the future.


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                                                                               2

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Previous involvement of KPMG with Draxis, DPI or DAHI has been to provide opinions on a non-public employee participation class of Draxis shares (the "Employee Shares"). Subject to vesting provisions, these shares are convertible into Draxis common shares based on the market price at the time of conversion provided the market price exceeds by 25 per cent the fair market value of the Draxis common shares at the date of issue of the Employee Shares. Accordingly, the assignment was similar to an option valuation and we did not value the overall operations of Draxis. Combined fees for the two opinions related to the Employee Shares did not exceed $40,000. The last opinion was rendered in December 1995.

DEFINITION OF FAIR MARKET VALUE
--------------------------------------------------------------------------------

For the purpose of this report, fair market value is defined as the highest price available in an open and unrestricted market between informed, prudent parties acting at arms length and under no compulsion to act, expressed in terms of money or money's worth.

Many different prices may exist for a particular business, due to differing negotiating strengths among parties to a transaction, differing perceptions of each of the parties involved as to the current and future prospects of the business, and other factors. Moreover, potential purchasers may enjoy certain benefits that are peculiar to them, including cost savings, expected increases in income and other synergies.

Our valuation approach is based on an assessment of the operations of the business and on rates of return considered reasonable, having regard to certain factors. These factors include external industry and economic conditions which influence risks associated with the business and internal corporate factors which affect the future profitability of the business.

Unless a business is exposed for sale in the open market, it is often speculative as to whether any purchaser exists who would specifically benefit from the acquisition or whether such a purchaser would be willing to pay for this benefit. Accordingly, unless synergistic benefits and other factors can be specifically identified and quantified through actively seeking a prospective purchaser, we are of the view that these speculative aspects should not be addressed.

We were not engaged to provide an opinion on the fairness of the transaction to the shareholders of either DAHI or Draxis. We have considered possible synergistic benefits between Draxis and DAHI as described in Section XX.


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                                                                               3

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All values contained herein, except as otherwise indicated, are expressed in
Canadian dollars.

SUMMARY OF FORMAL VALUATION
--------------------------------------------------------------------------------

Based on the scope of our review and subject to the assumptions and restrictions included in our report, it is our opinion that the proportionate en bloc fair market value per share of the issued and outstanding common shares of DAHI, which are the subject of the Share Exchange, at June 30, 1996 ranges from $4.10 to $5.14, or $4.62 at the midpoint ($3.01 U.S. to $3.77 U.S., or $3.39 U.S. at the midpoint), after dilution for issuance of common shares upon exercise of outstanding rights as described herein, but before consideration of any minority discount.

Based on the scope of our review and subject to the assumptions and restrictions included in our report, it is our opinion that the proportionate en bloc fair market value per share of the common shares of Draxis to be issued to shareholders of DAHI, after giving effect to the acquisition of DAHI by Draxis, at June 30, 1996 ranges from $3.79 to $4.47, or $4.13 at the midpoint ($2.78 U.S. to $3.28 U.S., or $3.03 U.S. at the midpoint), after dilution for issuance of common shares upon exercise of outstanding rights as described herein, but before consideration of any minority discount.

Our valuation analyses should be considered as a whole and selecting portions of our analyses could create a misleading view of the methodologies and approaches underlying our opinion. The preparation of our opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description.
Any attempt to do so could lead to undue emphasis on any particular factor or analysis.


RESTRICTIONS
--------------------------------------------------------------------------------

This Formal Valuation has been prepared for the sole purpose of assisting the Committee and the directors of DAHI in connection with the proposed Share Exchange by and among Draxis, DPI and DAHI It is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior written permission in each specific instance. We do not assume any responsibility for losses incurred by Draxis, DPI, DAHI, the shareholders or directors of each company, or any other parties as a result of the circulation, publication, reproduction or use of this report in any manner contrary to the provisions of this paragraph.

We express no opinion as to the price at which the Draxis common shares will trade subsequent to successful completion of the Share Exchange.


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                                                                               4

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The comments or calculations noted herein are based on information that has been made available to us. We reserve the right, but will be under no obligation, to review all calculations included and referred to in this report and, if we consider it necessary, to revise our calculations and Formal Valuation i) in the light of any information existing on the date hereof which becomes known to us subsequent to the date of this report, or ii) if an intervening event has occurred after the date hereof and before the completion of the Share Exchange that materially affects the conclusions outlined herein.

We assume that all conditions precedent to the completion of the Share Exchange as agreed in the Exchange Agreement dated July 25, 1996, or disclosed in the draft Joint Management Proxy Statement-Prospectus ("Proxy Statement") will be fully satisfied within the contemplated time periods and that all consents, permissions, exemptions, approvals or orders of relevant governmental or regulatory authorities will be obtained, without adverse condition or qualification.


ASSUMPTIONS - ECONOMIC OUTLOOK
--------------------------------------------------------------------------------


CANADA

Canada is in a period of moderate growth. Growth in real Gross Domestic Product ("GDP") is expected to be between 3 and 3.5 per cent for the remainder of 1996 and into the first half of 1997. After a slow start in 1996, the overall expected growth for the year is 1.8 per cent and 3 per cent is expected for 1997. Inflation is anticipated to remain in the one to two per cent range into 1997.(1)



-------------------------
(1)Source: Canadian Economic Monitor, June 1996 by Economics, ScotiaMcLeod Inc., a monthly forecast and indicator review.


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                                                                               5

Economic indicators expected for Canada in 1996 and in 1997 are as follows:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                 1996           1997
--------------------------------------------------------------------------------
Real GDP growth                                   1.8%           3.0%

Corporate profits growth                         14.0%          25.0%

Inflation                                         1.4%           1.9%

Canadian treasury bill interest rate        4.9% - 5.3%*        5.75%**
--------------------------------------------------------------------------------

*   For quarters 3 and 4
**  For quarters 1 and 2


UNITED STATES

The U.S. economy is also experiencing moderate growth with real GDP growth of
2.8 per cent expected for 1996 and 3 per cent in 1997. However, inflation is expected to rise to a high of 3.5 per cent by early 1997.(2)

Economic indicators expected for the U.S. in 1996 and in 1997 are as follows:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                              1996              1997
--------------------------------------------------------------------------------
Real GDP growth                               2.8%              3.0%

Corporate profit growth                      11.0%              8.0%

Inflation                                     2.6%              3.2%

U.S. treasury bill interest rate       4.6% - 4.9%*             5.2%**
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

*   For quarters 3 and 4
**  For quarter 1

Overall, both Canada and the U.S. are showing signs of a reviving economy. We expect this to have a positive impact on Draxis, especially for its non-prescription drugs and consumer health products, and on DAHI, since Anipryl is a discretionary purchase and not covered by public or private health insurance.


----------------------------
(2) Source: ScotiaMcLeod Strategy, The Big Picture for the Individual Investor, Spring 1996.


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                                                                               6

CONTENT OF REPORT
--------------------------------------------------------------------------------

Our report consists of a valuation of the DAHI common shares (Sections II to X) and a valuation of the Draxis common shares (Sections XI to XIX). Other valuation considerations arising as a result of the proposed Share Exchange transaction are discussed in Section XX.



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                                                                               7

II  DAHI SCOPE OF REVIEW
--------------------------------------------------------------------------------

In arriving at our opinion of value with respect to common shares of DAHI, we have reviewed and/or relied upon the following information relevant to DAHI (the "Company" for purposes of Sections II to X of this report):

- the Company's audited financial statements, annual reports and annual information forms for each of the Company's five fiscal years preceding the valuation date;

- the Company's unaudited financial statements for the six months ended June 30, 1996;

-   the 1994 federal and state income tax returns for the Company;

- Board of Directors minutes from meetings for the period January 1, 1995 to July 26, 1996;

- the investor package available from the Company, including press releases issued by or with respect to DAHI and its business during 1995 and 1996;

- various analyst summaries for, and annual reports of, public companies involved in the pharmaceutical and animal health pharmaceutical industries in Canada, the U.S., or abroad;

- schedules, as prepared by management, of DAHI's share options, warrants, and convertible debt outstanding as at the valuation date;

- DAHI's strategic plan dated January 1996, which includes five-year projections for the Company;

-   the Exchange Agreement among Draxis, DAHI and DPI dated July 25, 1996;

-   the draft Proxy Statement of DAHI and Draxis;

- a license and supply agreement pertaining to selegiline for treatment of animals, as subsequently amended, between DAHI and Chinoin Pharmaceutical and Chemical Works Co. Ltd. ("Chinoin") dated October 1, 1990 and July 5, 1995, respectively;

- a manufacturing agreement between the Company and Fermenta Animal Health Company ("FAH") dated September 1994 for the manufacture by


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                                                                               8

    FAH of Anipryl for sale in the U.S. and Canada (DAHI and FAH have mutually agreed to terminate this agreement);

- a distribution agreement between the Company and Draxis dated January 1996 by which exclusive rights to distribute Anipryl in Canada were granted to Draxis for a specific period;

- a license and supply agreement between the Company and Hoechst Vererinar GmbH ("HVG") dated May 1994 for the registration and distribution of Anipryl in Europe;

- a manufacturing agreement between the Company and Mikart, Inc. dated August 1, 1995 for the supply of Anipryl in Canada;

-   various loan agreements between DAHI and Draxis;

- certain regulatory correspondence with the Canadian Health Protection Branch ("HPB"), HPB's Bureau of Veterinary Drugs ("BVD") and the U.S. Food and Drug Administration ("FDA") regarding products under development or being marketed by or on behalf of DAHI;

- a summary of the status of the Company's patents in various jurisdictions entitled "Summary of U.S. and Foreign Intellectual Property Matters" prepared by DAHI's patent legal counsel dated July 1, 1996;

- marketing studies and analyses prepared by consulting firms and/or the Company, as well as publicly available information pertaining to the market for Anipryl in North America for the treatment of Cushing's disease and cognitive dysfunction syndrome in canines;

-   a copy of the Company's product liability insurance policy; and,

-   general economic indicators as at the valuation date.

In arriving at our opinion of value, we have also given consideration to our discussions with the following individuals:

-   Dr. David Stevens, President and Chief Executive Officer, DAHI;

-   Dr. William Ruehl, Vice President of Scientific Affairs, DAHI;

-   Mr. Michael Grogan, marketing consultant to the Company;


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                                                                               9

- Mr. Robert Dixon, Marketing Manager of Draxis responsible for Anipryl sales in Canada;

-   representatives of Hambrecht & Quist LLC; and,

-   representatives of Montgomery Securities, Inc.


In the course of our engagement, with the Committee's approval, we have relied upon certain audited and unaudited financial information, as well as other non-financial information, including that outlined above. Although we have considered the reasonableness of all information provided to us, we have not conducted any audit, independent investigation or other procedures to verify the accuracy, completeness or fair presentation of any such information. Accordingly, we have assumed the completeness, accuracy and fair presentation of the financial information, data, advice, opinions, representations or other information provided to or obtained by us from DAHI, its affiliates and its advisors, public sources, drafts of the Proxy Statement or otherwise. We have assumed that this information is complete and accurate and does not omit to state any material fact or any fact that was necessary to be stated to make that information not misleading. The opinions expressed herein are conditional upon such completeness, accuracy and fairness of that information.

With respect to financial forecasts and projections provided to us, and used in our analysis, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgements as to the matters covered thereby, and in rendering our opinion, we express no view as to the reasonableness of the forecasts or projections or assumptions on which they were based.

Our opinion is based upon the securities markets, economics and general business and financial conditions prevailing at June 30, 1996 and the conditions and prospects, financial and otherwise, of DAHI and its affiliates as they are reflected in the public documents of DAHI or information provided to us. Any changes therein may affect our opinion and, although we reserve the right to change or withdraw our opinion in such event, we disclaim any obligation to either advise any person of any such change that may come to our attention or to update our opinion after today.

Senior management of DAHI has made specific representations, among others, to us as follows:

a) the information provided by DAHI is, or in the case of historical information was, at the date of preparation thereof, complete and accurate in all material respects, given the context and purpose for which it was prepared, and does


--------------------------------------------------------------------------------
                                                                             10
    not or did not, as the case may be, contain any untrue statement of material fact or omit to state any material fact necessary to make the statements therein not misleading;

b) with respect to any portions of the DAHI information that contain forecasts, projections or estimates and any revisions or adjustments to such forecasts, projections or estimates, or the underlying assumptions, including, without limitation, the projections for the fiscal years ended December 31, 1996 through December 31, 2000 prepared by DAHI as part of its 1996 strategic plan and adjusted and revised for purposes of the Formal Valuation by us in consultation with the current management of DAHI and the DAHI Committee, such forecasts, projections, estimates, revisions and adjustments:

         -    were reasonably prepared using the assumptions identified to us,

         -    are not misleading in any material respect, and

         - reflect the best currently available estimates and judgements as to the matters covered thereby and the expected future operating results for the periods covered thereby;

c) to the extent that any of the DAHI information is historical, there have been no material changes or changes in material facts or new material facts of which DAHI is aware since the respective dates of the DAHI information that have not been disclosed generally or are not disclosed in the draft Proxy Statement or updated by more current DAHI information that has been provided to us;

d) with respect to any portion of the DAHI information that constitutes a written statement of opinion or belief of a third party, including the appraisals and valuations referred to in f) below, DAHI has no reason to believe that such opinions or beliefs were not reasonable at the date on which they were issued;

e) the forecasted income tax rates for DAHI used by us in preparation of the Formal Valuation are reasonable;

f) we have been provided with all information, data and other material (financial or otherwise) relating to DAHI and its assets, liabilities, financial prospects or condition which is known to DAHI after reasonable inquiry and which would reasonably be expected to affect materially the Formal Valuation, and, without limitation, except as disclosed in the draft Proxy Statement:

         - there are no existing independent appraisals or valuations or material non-independent appraisals or valuations known to DAHI and


--------------------------------------------------------------------------------
                                                                             11
              prepared as of a date within the twenty-four months preceding the date hereof relating to DAHI or any of its material assets,

         - except as disclosed to the public by DAHI, within the twenty-four months preceding the date hereof, there have been no material offers or transactions developed to an advanced stage relating to the sale of DAHI or any of its material assets,

         - there are no actions, suits, proceedings or enquiries pending, threatened against or that might reasonably be expected to materially and adversely affect DAHI or any of its material assets, and

         - there are no contingent liabilities, unusual contractual obligations or substantial commitments of or litigation pending or threatened against DAHI that might reasonably be expected to materially and adversely affect DAHI, its business, financial position or prospects or any of the material assets of DAHI, other than costs in the approximate amount of $300,000 U.S. comprised primarily of adviser fees if the Share Exchange does not proceed;

g) DAHI is not aware of any animal health product with an active ingredient other than selegiline that is being actively developed or marketed as an effective treatment for canine Cushing's disease other than Lysodren and Ketoconazole;

h) to the best of its knowledge, information and belief, DAHI will not be prohibited under any applicable rule, regulation, law, judgement, order or decree of any government or government instrumentality or court from paying fair value to shareholders of DAHI and its successors which exercise their right to dissent from the Share Exchange (the "Dissenting Shareholders"). DAHI is arranging an irrevocable letter of credit in its favour in the principal amount of $2,000,000 U.S. to fund the payment to Dissenting Shareholders of fair value compensation in respect of their securities of DAHI or its successor. After investigation and consideration of past experience, $2,000,000 U.S. is a reasonable reserve for DAHI to maintain for the payment of fair value consideration to Dissenting Shareholders;

i) the schedule prepared by DAHI as at June 30, 1996 and provided to us discloses all outstanding options, warrants, convertible securities or other rights or convertible obligations of any nature:

         -    affecting issued securities of DAHI at June 30, 1996, or


--------------------------------------------------------------------------------
                                                                             12

         - providing for the purchase, subscription or issuance of any of the unissued shares in the capital of DAHI, as at June 30, 1996;

j)  as at the valuation date:

         - all assets, wherever located, to which DAHI has ownership rights of any nature have been recorded in the accounts of DAHI and represent a continuing benefit of DAHI, and

         - all liabilities of DAHI have been recorded in the accounts of DAHI;


k) where the value of any asset of DAHI is impaired or there has been any pledge or assignment of, or security interest granted in respect of any asset of DAHI, this fact has been reflected in the accounts or has otherwise been disclosed to us. Any pledge or assignment of any assets of DAHI as security for liabilities, including, without limitation, contingent liabilities, has been disclosed to us;

l) all accounting and financial records of DAHI and other data relating to Draxis that is relevant to the Formal Valuation have been made available to us;

m) no events have occurred or are pending and no facts have been discovered to the present date which would have a material effect upon the most recently disclosed financial statements of DAHI or which are of such significance to the affairs of DAHI as to require disclosure in a note thereto;

n) the contents of the draft Proxy Statement and any other disclosure document prepared by or on behalf of DAHI in connection with the Share Exchange are true and correct in all material respects and do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements therein not misleading; and,

o) DAHI management and the DAHI Committee have reviewed our Formal Valuation and are satisfied with the valuation concepts and approaches noted therein. DAHI has confirmed that it has no information or knowledge not disclosed to us which would reasonably be expected to affect the valuation conclusions noted therein.

We were not denied access to any information of which we were aware and which we considered necessary in arriving at our opinion of value. In addition, we have not relied on the opinions of any experts external to KPMG for purposes of expressing our opinion.


--------------------------------------------------------------------------------
                                                                             13

III DAHI CORPORATE OVERVIEW

HISTORY

DAHI was incorporated under the laws of the State of Missouri on July 19, 1990 under the name of DEPL Animal Food Supplements, Inc. Prior to November 29, 1990, DAHI was a wholly-owned subsidiary of Deprenyl Animal Health (Canada) Inc., which in turn was a wholly-owned subsidiary of Deprenyl Research Limited, now known as Draxis.

The Company was formed to develop animal health applications for selegiline (also referred to as l-selegiline, deprenyl and l-deprenyl, and marketed by Draxis for human use under the trade name of Eldepryl and Novo-Selegiline and by DAHI for veterinary use under the trade name of Anipryl) in the North American market. Draxis holds the sub-license to market and sell selegiline in Canada for human use in the treatment of Parkinson's disease.

The Company financed its development stage operations primarily with the sale of common stock in an initial public offering in March 1991 and in more recent years through private placements. The Company has also received funds from Draxis for the issuance of convertible debentures.

Pursuant to an October 1990 agreement between DAHI and Chinoin, a Hungarian pharmaceutical manufacturer that holds process patents for manufacturing selegiline, DAHI was granted the exclusive right under Chinoin's patent to sell selegiline in North America for veterinary applications. In addition, the Company has secured various patents relating to the use of selegiline in the treatment of canines.

DAHI has identified canine Cushing's disease and canine cognitive dysfunction syndrome ("CDS") as two treatment applications of selegiline, to be sold under the Company's trade name Anipryl. DAHI has progressed through various stages of clinical testing and regulatory approval for these two indications of Anipryl. Anipryl is approved for the treatment of Cushing's disease in Canada and is under application with the FDA for same in the U.S. DAHI has filed an application for the use of Anipryl in the treatment of CDS in Canada and expects phase III clinical trials to be completed for the same indication in the U.S. by early 1997.


--------------------------------------------------------------------------------
                                                                             14

In 1996 DAHI entered into a distribution agreement with Draxis for the marketing and distribution of Anipryl in Canada. The Company intends to market Anipryl in the U.S. through veterinary distributors.

OWNERSHIP

The Company's management advised that, at the valuation date, they believe that no shareholder owned, of record or beneficially, either directly or indirectly, more than 10 per cent of any class of voting securities of the Company, with the exception of Draxis. Draxis, through its subsidiaries or affiliates, owns 3,308,818 common shares, or approximately 44 per cent of the total issued and outstanding. In addition, a Draxis subsidiary holds convertible debt of the Company which, if converted, would increase Draxis' beneficial ownership of common shares of the Company to approximately 52 per cent of the total issued and outstanding common shares of the Company based upon the number of issued and outstanding shares on the date of this valuation.

The Company's authorized share capital consists of 20 million common shares with no par value, of which there were 7,544,698 common shares issued and outstanding at June 30, 1996.

DAHI's common shares are listed on The Toronto Stock Exchange ("TSE") and quoted on the NASDAQ OTC-Bulletin Board ("NASDAQ OTC"). Prior to May 1995, the Company was quoted on the NASDAQ National Small Cap Market System ("NASDAQ"), but was dropped when the Company's shareholders' equity dropped below the exchange's minimum level.

A summary of the share trading history and volumes for DAHI's common shares is provided in Schedule 4. From an IPO price of $3.00 U.S. per share in 1991, the market price for DAHI's common shares declined to an approximate trading range of $1.50 U.S. to $2.50 U.S. during the last two calendar years. Since the beginning of 1996, however, the common share price has increased, reaching a high of $4.88 U.S. in May 1996 before settling into an approximate trading range of $3.50 U.S. to $4.50 U.S. for the month of June.

During 1996, average monthly trading volumes approximated 325,000 common shares, or less than five per cent of the total issued and outstanding shares.


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                                                                             15

STOCK OPTIONS, WARRANTS AND CONVERTIBLE DEBT

The Company had various stock options, warrants and convertible debt in place at the valuation date as follows:

- stock options issued to directors, employees and consultants for 1,026,976 common shares that are exercisable at prices ranging from $0.325 U.S. to $4.13 U.S. per share (average of $1.63 U.S.) and have expiry dates ranging from the years 2000 to 2006;

- warrants issued to a past consultant of the Company for 200,000 common shares exercisable at $3.00 U.S. per share only if the Company is profitable by March 14, 1998;

- convertible debt in the principal amount of $1.545 million U.S. issued to Draxis in 1994 ("1994 Financing") convertible into common shares at $2.88 U.S. per share or into a participation interest (the participation interest alternative is described further in Section V); and,

- convertible debt in the principal amount of $1.0 million U.S. issued to Draxis in 1996 ("1996 Financing") convertible into common shares at approximately $1.5544 U.S. per share.

For purposes of our valuation report, in presenting information regarding DAHI common shares on a diluted basis, we have assumed that all rights to acquire common shares, whether vested or not, would be exercised to the extent that the exercise price was less than the June 30, 1996 closing share price of $4.00 U.S. This approach ignores the effects of discounting for the time value of money from the exercise date back to the valuation date. There is a high probability that these rights will be exercised on vesting during the investment horizon contemplated for purposes of this valuation (i.e. more than five years). We have determined that the equity conversion alternative for the 1994 Financing is more attractive to Draxis than the participation interest, as at the valuation date, and have assumed that the conversion alternative would be exercised as detailed above. Draxis management has advised us that this assumption is reasonable for purposes of our valuation of DAHI.


--------------------------------------------------------------------------------
                                                                             16

The impact on the number of common shares outstanding and the resulting cash proceeds with respect to stock options, warrants and convertible debt has been determined as follows:


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                        Number of                       Cash
                        Conversion       Common       Conversion      Proceeds
                        Assumption       Shares      Price ($U.S.)     ($U.S.)
--------------------------------------------------------------------------------
Director, officer and
  consultant stock
  options               Converted         971,976        Various   $ 1,406,503
Warrants                Converted         200,000      $    3.00       600,000
1994 Financing          Converted         536,458           2.88           nil
1996 Financing          Converted         643,344           1.55           nil
--------------------------------------------------------------------------------
Total                                   2,351,778                  $ 2,006,503
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------




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                                                                            17

IV  DAHI DESCRIPTION OF BUSINESS
--------------------------------------------------------------------------------


OVERVIEW
--------------------------------------------------------------------------------

DAHI is a research and development pharmaceutical company which targets the animal health industry. Since inception, the Company has focused on developing and obtaining regulatory approval for selegiline under the trade name of Anipryl for treatment of Cushing's disease and CDS in canines.

In Canada, the Company has received an indication for Cushing's disease and has made an application for an indication for CDS. In the U.S., the Company has made an application for Cushing's disease and expects to soon complete phase III clinical trials for CDS.

At the valuation date, the Company had cash reserves of $1.5 million U.S. and will require significant additional financing to successfully bring Anipryl to the North American market. Subject to completing the Share Exchange, and subject to good business judgement, Draxis intends to commit approximately $10 million U.S. to DAHI to complete the process of obtaining approval from the U.S. FDA for Anipryl, to launch Anipryl in the U.S. and to acquire and develop new veterinary products, as appropriate.


THE PRODUCT
--------------------------------------------------------------------------------

Anipryl, with an active ingredient of selegiline, is a selective inhibitor of monoamine oxidase Type-B ("MAOB"). MAOB is an enzyme that degrades the structure of certain compounds, such as dopamine, which regulate physiological functions, including certain aspects of central nervous system activity. In a variety of animal species, including dogs and humans, MAOB levels have been found to be higher in the aged than in the young and considerably higher in patients with neurodegenerative disorders such as Parkinson's and Alzheimer's disease.

The Company has postulated and conducted clinical research to support its assertion that Anipryl is an effective treatment for two neurological diseases in canines, Cushing's disease and CDS.


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                                                                              18

CUSHING'S DISEASE
--------------------------------------------------------------------------------

Canine Cushing's disease is a hormonal disorder that tends to occur in elderly dogs and leads to severe clinical symptoms and the eventual death of the dog. Researchers with the Company postulate that Anipryl acts by correcting the depletion of dopamine which is necessary to regulate the flow of hormones related to Cushing's disease.

The Company completed its first clinical trial evaluating Anipryl for the treatment of canine Cushing's disease in 1994. The Company filed for regulatory approval in Canada with the BVD in October 1994 and received notice of compliance ("NOC") for 2 mg., 5 mg. and 15 mg. tablets of Anipryl in 1995. DAHI anticipates NOC for the 10 mg. and 30 mg. tablets in the future. In the U.S., the Company filed its first complete New Animal Drug Application with the FDA in October 1995. Our Formal Valuation includes assumptions provided to us by DAHI management as to the expected timing of FDA approval for the use of Anipryl in treating canine Cushing's disease. DAHI management has represented to us that these assumptions are reasonable.


COGNITIVE DYSFUNCTION SYNDROME
--------------------------------------------------------------------------------

According to DAHI management, CDS in canines is not a specific disease, but rather a cluster of clinical signs found in dogs that are similar to clinical signs that are found in humans with dementia or other cognitive impairments, often due to neuronal degenerative diseases such as Alzheimer's. Symptoms are often associated with "senility" in elderly dogs and include a decreased interest in food, confusion and disorientation, and the development of compulsive behaviours. When these symptoms of senility include the loss of house training, pet owners often resort to euthanization of the animals.

It has been recognized by researchers that dopamine is a factor in the brain's intricate mechanisms. Similar to Cushing's disease, researchers with the Company postulate that Anipryl produces positive results in the treatment of canine CDS, in part, through the correction of dopamine levels.

The Company conducted clinical trials in 1993 in 16 veterinary clinics with 69 elderly pet dogs reportedly suffering from CDS. Overall, the three month trial resulted in statistically significant improvements in 13 of 15 categories of impaired behaviour. Examples of statistical improvements included a 27 to 75 per cent improvement in dogs with house training problems, a 40 per cent improvement in dogs suffering from sleep disruptions, and a 50 per cent improvement in dogs suffering from indifference to the environment.


--------------------------------------------------------------------------------
                                                                             19

In Canada, the Company has completed its phase III equivalent clinical trials for the use of Anipryl in the treatment of canine CDS and submitted its application to the BVD in June 1996.

In mid-1995 the Company suspended its Phase III clinical trials for the use of Anipryl in the treatment of CDS in the U.S. in order to focus on preparing and filing the Cushing's disease application with the FDA. In the fall of 1995 the Company resumed CDS clinical trials with modifications made after consultation with the FDA. The Company expects the results from this trial early in 1997.

Our Formal Valuation includes assumptions provided to us by DAHI management as to the expected timing of BVD and FDA approval for the use of Anipryl in treating canine CDS. DAHI management has represented to us that these assumptions are reasonable.


DISTRIBUTION
--------------------------------------------------------------------------------

In January 1996, the Company granted two wholly-owned subsidiaries of Draxis the exclusive right to distribute Anipryl in Canada for an initial term of 10 years. DAHI received payments from Draxis of $468,750 U.S. for the distribution rights, as well as $125,000 U.S. for reimbursement of previously incurred marketing expenses. Under the agreement, the Company is responsible for manufacturing and for the provision of technical support. The Company retains the right to market Anipryl in Canada if Draxis does not achieve specified sales levels. Draxis introduced Anipryl into the Canadian market in April 1996 and, to date, market penetration has been slower than expected.

In 1994 the Company formed a registration/distribution partnership with HVG to obtain regulatory approval, market and distribute Anipryl in Europe. On April 26, 1996 the Company announced that it was dissatisfied with HVG's efforts in regards to Anipryl and that management anticipated regaining the European rights to Anipryl. Management expects that this turn of events may delay the entrance of Anipryl into Europe, but the Company anticipates that a similar relationship can be negotiated with another marketing partner.

In September 1995 the Company terminated negotiations with Pfizer Animal Health Group, a unit of Pfizer, Inc., as to the collaborative marketing and distribution of Anipryl in North America. The Company's management has had unsuccessful preliminary discussions concerning strategic alliances with other companies and these alliances would have reduced DAHI's financial requirement. The proposed terms of possible strategic alliances were judged to be too onerous by DAHI. Management anticipates that the Company will need to further demonstrate the effectiveness and marketability of Anipryl, particularly in the


--------------------------------------------------------------------------------
                                                                             20
context of CDS, which may include obtaining FDA approval of its use for the treatment of CDS, before a satisfactory partnership can be negotiated. Alternatively, DAHI will proceed with the marketing of Anipryl on its own, assuming that adequate financing is available from Draxis or the capital markets. There is greater uncertainty that DAHI will be able to obtain required financing if the proposed Share Exchange is not completed.

Consistent with the above, management has developed a marketing and distribution plan for the introduction of Anipryl in the U.S., without the aid of a strategic partner. Although the completion of the Share Exchange may facilitate DAHI obtaining financing, Draxis does not offer DAHI significant marketing expertise or capability in the U.S. DAHI's marketing and distribution plan includes the following:

- distribution through a large national veterinary distributor with field sales representatives, telephone representatives, and branch centers providing national coverage;

-   distribution through regional veterinary distributors; and,

-   marketing and technical support through Company sales managers.

DAHI has had preliminary discussions with several veterinary distributors, including a national distributor, which have indicated strong interest in the distribution of Anipryl. The veterinary distributors would provide DAHI with distribution capability, but would not provide financing for the marketing costs
of the introduction of Anipryl in the U.S.    Our Formal Valuation includes
assumptions provided to us by DAHI management as to estimated sales commission rates to be paid to distributors. DAHI management has represented to us that these assumptions are reasonable.

DAHI estimates marketing costs of $6 million U.S. to $8 million U.S. over the next two years for the introduction of Anipryl in the U.S. These costs would be significantly reduced under a strategic alliance with a major animal health pharmaceutical company, although the perceived negatives with respect to profit sharing with a strategic partner outweigh this advantage, according to DAHI.


--------------------------------------------------------------------------------
                                                                             21

THE MARKET FOR ANIPRYL
--------------------------------------------------------------------------------

The Company has conducted the following market research with respect to Anipryl:

- a review of industry surveys authored by organizations including the American Animal Hospital Association (1995) ("AAHA");

- three independent U.S. market research surveys prepared by Brakke & Associates in 1990, 1993 and 1994 examining pet ownership, pet owner reaction to Anipryl concepts and veterinarian awareness and attitudes;

- a survey of the Canadian market prepared by Cooper Research Limited in January 1996 conducted at 24 veterinarian clinics in Toronto and the surrounding area;

- two Company-prepared surveys conducted with veterinarians at the 1995 North American Veterinary Conference and Western States Veterinary Conference; and,

- a review by management of the sales performance of small companion animal health products available in North America.

DAHI management has advised us that their assessment of the market for Anipryl takes into consideration the following:

- the number of dogs in the U.S. and Canada that are aged (older than eight years);

- the percentage of pet dogs that received veterinary care during the last year;

- the fact that pet owners demonstrate a strong willingness to provide a high level of care for their pets, with 70 per cent of pet owners in the AAHA survey agreeing with the statement, "There is nothing I wouldn't do for my pet";

- the fact that geriatric care is an increasingly important aspect of small animal medicine;

- the sample incidence rate of Cushing's disease in North America and the percentage of diagnosed cases treated with non-approved drugs that require expensive veterinarian monitoring and have potentially serious side-effects;

-   the potential for veterinarians to under-diagnose Cushing's disease;


--------------------------------------------------------------------------------
                                                                             22

- the sample rate of incidence of dogs with CDS as a per cent of dogs regularly seeing veterinarians in North America per year;

- the percentage of dogs diagnosed with CDS that are euthanized shortly after diagnosis and the percentage that are euthanized at some later point;

- the fact that Anipryl was perceived by veterinarians surveyed by DAHI management as an attractive alternative to euthanasia for Cushing's disease and CDS and to other existing treatments for Cushing's disease; and,

- the percentage of veterinarians surveyed by DAHI management in 1995 that identified Anipryl from the description of the product profile and recognized Anipryl when specifically queried on the product.

DAHI PATENTS
--------------------------------------------------------------------------------

Chinoin, a Hungarian pharmaceutical manufacturer and major supplier of selegiline, holds U.S. and Canadian process patents on the production of selegiline which expire during the period 2003 to 2014. Pursuant to an October 1990 supply agreement and subsequent revisions to the agreement, the Company has been granted the exclusive rights to sell selegiline for veterinary uses in North America. Management of the Company believes, however, that generic manufacturers have the capability to produce selegiline without violating Chinoin's process patents and that the introduction of generic selegiline into the North American market for human treatment is imminent.

A total of seven U.S. use patents have been issued to the Company in the context of the veterinarian use of selegiline to treat dogs or mammals in general. Similar patents have been issued to the Company in Taiwan, Australia, New Zealand, and several European countries, with additional patents pending in
Canada, Japan and other jurisdictions.    In our view, the legal certainty of
patent protection cannot be completely relied upon and may not provide comprehensive protection against the use by competitors of selegiline in the treatment of canine Cushing's disease and CDS.

The Company's U.S. patents, if successfully held and defended, extend for a range of 15 to 20 years and possibly longer if DAHI is successful in its application for patent rights extension for the period of delay caused by the regulatory process.


--------------------------------------------------------------------------------
                                                                             23

COMPETITION
--------------------------------------------------------------------------------

The animal health market place is served by veterinary, agricultural or animal health divisions of large international pharmaceutical and chemical companies and by smaller early phase biotechnology companies. DAHI is not aware of any animal health product, with an active ingredient other than selegiline, that is being actively developed or marketed as an effective treatment for Cushing's disease or CDS in canines. DAHI is aware, however, that both Lysodren and Ketoconazole, which are non-animal pharmaceuticals, are being used to treat canine Cushing's disease.

  DAHI management has represented to us their views as to the likelihood of an active ingredient other than selegiline being introduced into the North American market for the treatment of canine Cushing's disease or CDS. These views have been considered by us in the Formal Valuation. Management is currently aware of three dopamine agonists other than selegiline which are effective in regulating dopamine levels in humans. All three are not appropriate for the treatment of Cushing's disease and CDS as they cause severe side-effects in canines, according to various scientific journals.

During 1996, DAHI became aware that Sanofi, S.A, a French subsidiary of Societe Nationale Elfe Equitane, ("Sanofi") has filed veterinary use patent applications in Europe disclosing uses of selegiline. The Company is of the view that the subject matter of Sanofi's patent applications may contain claims that could infringe upon the Company's European patents. DAHI is unable to assess the likelihood of success of Sanofi's application or whether the application will be dominated by the Company's patents. Sanofi does not have an animal health division in North America at the present time.

DAHI believes that the threat of competition to Anipryl in North America from potential generic manufacturers of selegiline is lessened by the following factors:

- the Company's patents in the U.S. and pending patents in Canada will deter the direct marketing of selegiline to veterinarians and their suppliers. DAHI intends to defend its patents vigorously, provided the financial resources are available;

- selegiline has HPB and FDA indications for human treatment in 5 mg. doses only. At current prices, management believes selegiline for human treatment is not competitive in price for treating dogs. Management believes that the entry of a generic form of selegiline in the U.S. would not likely reduce the current price to levels which would be competitive with the price of Anipryl;


--------------------------------------------------------------------------------
                                                                             24

- the Company believes that veterinarians would prefer to sell Anipryl through their practices, rather than prescribing generic equivalents for purchase at a pharmacy for which the veterinarians would receive no monetary benefit; and,

- the Company believes that generic manufacturers and/or distributors of selegiline would be infringing on the Company's patents.

The threat of generic competition cannot be completely discounted, in our view, because of the legal uncertainties and DAHI's limited cash resources to defend its patents.


SUPPLY
--------------------------------------------------------------------------------

Under its agreement with Chinoin, the Company has secured a supply of selegiline until the year 2003. DAHI management has provided us with the terms of the supply agreement and these terms have been factored into the Formal Valuation. In 1995, DAHI indicated that both the BVD and FDA had accepted data required to qualify an alternative source of selegiline.

The Company has a manufacturing agreement with FAH to produce Anipryl for five years commencing on the FDA approval. We are advised by DAHI that, following the sale of FAH in late 1995, DAHI and FAH have mutually agreed to terminate the manufacturing agreement and thereafter DAHI will seek an alternate manufacturing partner, pursuant to information provided to us by DAHI. According to DAHI management, the Company has secured Mikart Inc. as an additional manufacturing source for Canadian sales of Anipryl, if required. DAHI intends to look for and contract for an additional alternative source of supply. The lack of its own manufacturing facility is an increased risk to DAHI.


DAHI PRODUCT LIABILITY
--------------------------------------------------------------------------------

DAHI management believes that the risk associated with product liability for Anipryl is reduced by the following factors:

- the intended patient market is aged dogs with Cushing's disease or CDS which have only an average life of approximately 1.5 to 2 years after diagnosis;

- selegiline, the active ingredient in Anipryl, has been approved for use in humans to treat Parkinson's disease; and,


--------------------------------------------------------------------------------
                                                                             25

- Anipryl has been tested extensively on dogs with little adverse effect noted throughout clinical testing.

The risk of product liability is a major factor for the entire industry and, notwithstanding DAHI's comfort level with its product, the Company has product liability insurance for a maximum claim of $2 million U.S., although no assurance can be given that DAHI will be able to maintain insurance at a reasonable cost or in sufficient coverage amounts.


DAHI FACILITIES
--------------------------------------------------------------------------------

The principal operations of DAHI are conducted from leased premises located at Suite 710, 10955 Lowell, Overland Park, Kansas. The facility has approximately 2,500 square feet of office space and is leased at approximately $40,000 per annum until expiry in 1997. DAHI's management believes that these leased premises are not sufficient for the foreseeable needs of DAHI and that additional space will be required.


DAHI MANAGEMENT AND EMPLOYEES
--------------------------------------------------------------------------------

The Company has eight employees and also utilizes the expertise of several consultants in the animal health field.

Key members of senior management include founder Dr. David Stevens, President and Chief Executive Officer, and Dr. William Ruehl, Vice President Scientific Affairs.

Dr. Stevens was Director of Research and Vice President at Diamond Scientific, a subsidiary of Agrion Corp. and held a similar position with the Hills' Pet Products Division of Colgate Palmolive Co.

Dr. Ruehl was an Assistant Professor of Pathology at the Stanford University School of Medicine and is a recognized expert in diseases of companion animals.

The Company also employs Mr. Michael Grogan as a marketing consultant.
Mr. Grogan was previously employed by the animal health division of Pfizer, Inc. in various sales and marketing positions.


--------------------------------------------------------------------------------
                                                                             26

V   DAHI FINANCIAL REVIEW
--------------------------------------------------------------------------------

FINANCIAL POSITION
--------------------------------------------------------------------------------

As at June 30, 1996, DAHI's consolidated financial position can be summarized as follows (with comparative figures at December 31, 1995):

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                      (U.S. $000'S)
--------------------------------------------------------------------------------
                                           JUNE 30, 1996     DECEMBER 31, 1995
--------------------------------------------------------------------------------
ASSETS:
  Cash and cash equivalent                 $     1,489         $      1,055
  Other current assets                             182                    2
  Fixed assets, net                                 73                   55
  Intangibles                                      471                  448
--------------------------------------------------------------------------------
                                            $    2,215          $     1,560
--------------------------------------------------------------------------------

LIABILITIES:
  Accounts payable                        $        124         $        136
  Convertible notes payable to
     Draxis                                      2,545                3,090
--------------------------------------------------------------------------------
                                                 2,669                3,226
SHAREHOLDERS' DEFICIT                             (454)              (1,666)
--------------------------------------------------------------------------------
                                            $    2,215           $    1,560
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


The Company's financial position for the past five years as recorded in its financial statements is provided in Schedule 1.

At June 30, 1996, the Company had $1.5 million U.S. in cash and cash equivalents which the Company believes will fund the existing operations of the Company until the end of 1996. Since DAHI does not anticipate material revenues from operations until some time in 1997, the Company will require additional financing as early as January 1, 1997.

The Company's convertible debt is comprised of financing provided by Draxis in 1994 and 1996. The remaining unpaid balance of the 1994 Financing, as at June 30, 1996, is U.S. $1,545,000 of which 60 per cent is due in equal quarterly payments from 1997 to 2000 and 40 per cent is due in a lump sum on January 1, 2001. The debt has interest payable of bank prime rate plus one per cent and is


--------------------------------------------------------------------------------
                                                                             27
convertible into common shares at $2.88 U.S. per share or convertible into a participation interest. A significant feature of the participation interest is that Draxis would be entitled to 20 to 28 per cent per annum of the converted amount until December, 2003 and reducing to one third of the initial per annum amount in 2005. The participation interest would be limited, however, to 50 per cent of DAHI's pre-tax income.

The remaining unpaid balance of the 1996 Financing, as at June 30, 1996, is $1 million U.S. and it has substantially equivalent terms to the 1994 Financing with the exception of a conversion rate of approximately $1.5544 U.S. per share, a repayment schedule beginning three years later, and no option to convert to a participation interest.

Other sources of capital have not been readily available to DAHI on acceptable terms to the Company. Management has provided us with information on actual financing proposals and we have taken this information into account in our Formal Valuation.


HISTORICAL RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

Schedule 2 sets out the historical results of operations for the five fiscal years preceding the valuation date. The Company has been in the development stage since inception and revenues from historical operations have consisted primarily of gains on disposal of non-operating investments. In our view, the historical results of operations are not indicative of future expected results for the Company given DAHI's anticipated transition to an operating company with sales and expenses associated with the release of Anipryl into the U.S. and Canadian markets. This view is consistent with that of Hambrecht & Quist LLC and Montgomery Securities, Inc., advisers to DAHI and Draxis, respectively.


PROJECTED OPERATING RESULTS
--------------------------------------------------------------------------------

In January 1996, DAHI management prepared a strategic analysis which included projections for the first five years of Anipryl's commercial operations. Management has advised us that the projections were intended to be a high-level planning tool and did not include certain refinements which may be considered necessary for use in a valuation. In the view of DAHI management, the variances from these projections could range from a reduction of 50 per cent to a 100 per cent increase in the projected revenues.


DAHI's projections included two scenarios. The first scenario reflected the assumption that Anipryl was marketed by DAHI throughout North America and


--------------------------------------------------------------------------------
                                                                             28
that sufficient financial resources would be available to accomplish this plan. The second scenario reflected the assumption that DAHI would form a marketing alliance with a large animal health pharmaceutical company in order to more rapidly penetrate the North American market. In this second scenario, a royalty would be paid to the marketing partner with a significant reduction in DAHI's marketing and distribution expenses.

We have reviewed the projections under both scenarios and for the reasons indicated below, have selected the projection contemplated under the first scenario as the primary basis for our valuation:

- as noted earlier, discussions and negotiations between DAHI and potential strategic partners, such as Pfizer, have not been successful to date;

- net cash flows are projected to be higher if DAHI markets Anipryl directly, as opposed to a marketing alliance; and,

- the first scenario is consistent with management's marketing and distribution plan.

For purposes of our valuation analysis, we performed a review of DAHI's five-year projection which included:

- interviewing Dr. Stevens and Dr. Ruehl of DAHI, as well as, Mr. Robert Dixon, Marketing Manager at Draxis;

- reviewing ten-year projections for the Company prepared by Montgomery Securities Inc., financial advisors to Draxis;

- reviewing three-year projections for the Company prepared by Hambrecht & Quist LLC, financial advisors to DAHI;

- reviewing marketing surveys prepared for, and by, the Company with respect to the market for Anipryl in the treatment of Cushing's disease and CDS;

- reviewing sales of new small companion animal health products and the rate of market penetration; and,

-   assessing the mathematical accuracy of the projections.

Our review of the projections consisted primarily of enquiry, analysis and discussions with management and, as such, did not constitute an audit.

A summary of the significant revisions made by us to the January 1996 projections in consultation with DAHI management is provided below. DAHI


--------------------------------------------------------------------------------
                                                                             29
management has represented to us that the following revisions are reasonable for purposes of our Formal Valuation:

- the January 1996 projections were updated for management's expectations, as at the valuation date, of the anticipated timing of the regulatory approval and introduction of Anipryl into the Canadian and U.S. markets;

- the rates of market penetration by Anipryl for Cushing's disease reflected in the January 1996 projections were adjusted by lengthening the time required to achieve full market penetration;

- the rates of market penetration by Anipryl for CDS reflected in the January 1996 projections were adjusted by lengthening the time required to achieve full market penetration;

- the percentage of dogs initially treated that will continue to be treated for the full expected duration of treatment was reduced;

- revenue was adjusted to reflect an increase in the estimated duration of treatment of Cushing's disease and CDS;

- the projected selling price of Anipryl was reduced in the third year after introduction to the market;

- research and development costs were reduced to reflect only those costs related to Anipryl and to exclude costs related to new product development;

- marketing costs and corporate and general costs were reduced to reflect the slower rate of market penetration for Anipryl;

- interest expense was added based on assumed debt financing of working capital;

- loss carry-forwards at the valuation date available to offset future income tax expense were incorporated into the revised projection; and,

-   provision was made for the impact of estimated future inflation.

The impact of the above noted revisions was to reduce sales and net income in the January 1996 projections by approximately 43 per cent and 50 per cent, respectively, during the first five years of the projection period.

Features of the revised projections are as follows:


--------------------------------------------------------------------------------
                                                                             30

- revenues included in the projection will be derived from the sale of Anipryl in Canada (through Draxis) and the U.S., commencing as approvals are obtained from regulatory authorities for the use of Anipryl to treat canine Cushing's disease and CDS;

- revenues will increase during the projection period as market penetration is achieved;

- inflation will be three per cent and two per cent in the U.S. and Canada, respectively, throughout the projection period;

- the average distributor selling price will decline in year three of the projection;

- DAHI's marketing costs for sales in Canada will be nominal, reflecting Draxis' responsibility for marketing Anipryl in Canada;

- marketing costs in support of U.S. sales will be significant throughout the projection period;

- research and development costs will continue throughout the projection period;

- interest expense is estimated at current bank prime rate plus one per cent and calculated on estimated short-term bank financing of 50 per cent of net working capital;

- income tax expense reflects federal and state income tax rates prevailing at the valuation date in the state of Kansas of approximately 40 per cent (we also considered the impact of rate variations in other jurisdictions). Actual tax rates could vary materially depending upon the jurisdictions or countries that DAHI operates from or sells to;

- net operating losses of approximately $7.2 million, based on accumulated actual losses to the valuation date, will be available to the Company for the reduction of projected taxable income; and,

- the financing necessary to bring Anipryl to market is available from Draxis or the capital markets.

DAHI management has represented to us that the revised projections are reasonable for purposes of our Formal Valuation. For strategic and competitive reasons, at the request of DAHI we have not specifically disclosed the full assumptions represented to us or altered by us, or the actual projections used in the Formal Valuation. Management concedes, and we concur, that the revised


--------------------------------------------------------------------------------
                                                                             31
projections are based on expectations of future events which cannot be verified. There are no assurances that actual results will coincide with projected results. Variances will occur and these variances will likely be significant.



--------------------------------------------------------------------------------
                                                                             32

VI  ANIMAL HEALTH PHARMACEUTICAL INDUSTRY
-------------------------------------------------------------------------------

The animal pharmaceutical industry consists of pharmaceutical, biological, medicated feed additives and chemicals focused on three broad animal categories of production animals, performance animals and pets. The focus herein is on pharmaceuticals for the pet industry which is the area of concentration of DAHI.

The animal health industry is dominated by the animal health divisions of large multi-national corporations including Pfizer, Merck, Rhone Merieux, and Elanco (Lilly). The trend in the industry has been the rapid consolidation of these large corporations (or divisions thereof) as evidenced by the following:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
DATE               ACQUIRER                      TARGET
--------------------------------------------------------------------------------
1994               Pfizer                        Smith Kline Beecham

1994               American Home Products        American Cyanamid

1995               Rhone Merieux                 Sanofi

1995               The Upjohn Co.                Pharmacia

1995               Boehringer Ingleheim          Fermenta Animal Health

1995               Mallinckrodt                  Syntro Corp.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Prior to the above transactions Glaxo, Warner-Lambert, Bristol Myers and Squibb divested their animal health businesses. It is estimated that the top 10 animal health companies account for 45 per cent of the global animal health pharmaceutical market with the trend of consolidation expected to continue.

A spectacular animal health performer in recent years has been Ciba-Geigy and its flea and tick product, Program. Ciba-Geigy introduced Program into the U.S. market in 1995 with first year sales of $140 million U.S. which are expected to increase substantially in 1996. Ciba-Geigy's Program results provide an indication of the current pet owner market and their willingness to recognize new products. However, DAHI's product, Anipryl, does not offer as broad a market as the market for flea control. As well Cushing's disease or CDS are not as widely understood by the pet owning public as is the area of flea control.


--------------------------------------------------------------------------------
                                                                              33

Various U.S. surveys point to low or no growth scenarios for the U.S. pet population based on projected human demographics and the decline of the population segment most likely to own pets.

Veterinary drugs are approved in Canada by the BVD, which is a department of the Canadian HPB. In the U.S., veterinary drugs are approved by the FDA under legislation similar to that for the approval of drugs for the treatment of humans.

The approval process in both Canada and the U.S. for animal health pharmaceuticals involves clinical trials, manufacturing methods, chemical stability, environmental safety, animal safety, and the efficacy of the drug. The process may be generally described as similar to the approval process of drugs for the treatment of humans, but tends to be somewhat less rigorous, particularly for small companion animals.

There are few drugs formally approved and available for treatment of small companion animals. Veterinarians place a high reliance on off-label drugs available for human or feed stock animals. As an example, it is estimated that over one million dogs in the U.S. are treated every day with insulin on an off-label basis.

Major risks inherent in the industry would include product liability, regulatory uncertainty, market acceptance, enforcement of patents and increasing competition.


--------------------------------------------------------------------------------
                                                                             34

VII  DAHI VALUATION APPROACH
--------------------------------------------------------------------------------

VALUATION THEORY
--------------------------------------------------------------------------------

The two basic approaches used to determine the fair market value of a business are the going concern approach and the liquidation approach. The liquidation approach is used if future earnings are not expected to provide an adequate rate of return on investment or if the nature of the business is such that its value is closely related to the liquidation value of underlying assets. The going concern approach is used if the business is expected to be able to operate profitably or with a potential for future profits and positive cash flow.

Based upon our discussions with management and our review of the Company's reported financial position, its historical operating results and its projected operating results, we have concluded that the Company should be valued using a going concern approach.

There are several generally accepted methods used to determine the going concern value of a business. These include the capitalized earnings approach, the capitalized cash flow approach, the discounted cash flow approach, the net tangible asset approach, and the market comparable approach.

Based on our experience in business valuations, mergers, acquisitions and divestitures, and on our understanding of the animal health pharmaceutical industry, we have selected the discounted cash flow ("DCF") approach to determine the fair market value of DAHI. Under the DCF approach, fair market value is based on the present value of expected future cash flow. Specifically, the net after-tax cash flow that the business is expected to generate is projected over an explicit forecast period. The projected cash flow, together with the residual value of the business at the end of the forecast period, are discounted at an appropriate rate, resulting in the value of the business operations. The net realizable value of any assets not required by the business operations are added to the value of the business operations, yielding the overall value of the company.

Pursuant to Ontario Securities Commission Policy Statement 9.1, no downward adjustment has been made in our valuation calculations to reflect the liquidity of the DAHI common shares, the effect of the transaction, or the fact that the DAHI common shares which are the subject of the Share Exchange do not form part of a controlling interest.


--------------------------------------------------------------------------------
                                                                             35

REASONS FOR SELECTION / REJECTION OF VALUATION APPROACHES
--------------------------------------------------------------------------------


We have selected the DCF approach primarily because of its focus on future, as opposed to historical, results. As noted earlier, DAHI's historical results are not indicative of its anticipated future performance.

The capitalized earnings approach, whereby maintainable earnings are capitalized at an appropriate multiple to reflect the risk of the company maintaining those earnings, as well as future growth prospects, was considered and rejected as a primary valuation approach for DAHI. DAHI has no history of revenues or earnings from which to assess the level of maintainable earnings. In addition, DAHI's projected results indicate significant growth in the next five years which does not allow for the selection of a maintainable earnings amount.

The capitalization of maintainable cash flows approach, whereby maintainable cash flows are capitalized at a multiple to reflect the risk of the company maintaining those cash flows, as well as future growth prospects, was considered by us and rejected. DAHI has no history of operating cash flows from which to assess a level of maintainable cash flows. In addition, DAHI's projected results indicate significant growth prospects in the next five years which does not allow for the selection of a 'maintainable' cash flow amount.

The net tangible asset approach, whereby tangible and identifiable intangible assets and liabilities are adjusted to their market values at the valuation date in order to determine the adjusted value of net equity, was considered and rejected since we believe that the Company's nominal deficit position does not reflect the potential goodwill value inherent in the expected future profits from the anticipated sale of Anipryl.

The market comparable approach, whereby the fair market value of DAHI is determined by reference to DAHI's traded share price and to share prices and trading multiples for publicly traded companies comparable to DAHI, was considered by us and rejected as a primary method for determining the value of the Company. While no two companies are so alike that they are directly comparable, in the animal health pharmaceutical industry every company's value is a function of the growth and profitability of existing products and products in various stages of development. In addition DAHI has no history of revenues or earnings from which to make such a comparison. We believe, however, that the market comparable approach is appropriate as a secondary approach for assessing the reasonableness of the values determined by us through the DCF approach.


--------------------------------------------------------------------------------
                                                                             36

VIII  DAHI VALUATION CALCULATIONS
--------------------------------------------------------------------------------


As set out below, using a DCF approach, we have determined the fair market value of DAHI to be in the range of $25.3 million U.S. to $34.5 million U.S.



--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                             ($U.S. MILLION)
                                                                  RANGE
--------------------------------------------------------------------------------
PRESENT VALUE OF NET AFTER-TAX OPERATING CASH FLOW
JULY 1, 1996 TO DECEMBER 31, 2000
Discount rate                                                35%        30%
Present value amount                                      $  8.2     $  9.9
--------------------------------------------------------------------------------

JANUARY 1, 2001 TO DECEMBER 31, 2005
Discount rate                                                40%        35%
Present value amount                                      $ 15.4     $ 19.9
--------------------------------------------------------------------------------

PRESENT VALUE OF RESIDUAL VALUE AS AT DECEMBER 31, 2005
Residual value                                            $104.2     $125.1
Discount rate                                                40%        35%
Present value amount                                      $  4.2     $  7.2
--------------------------------------------------------------------------------
CONVERTIBLE DEBT AT JUNE 30, 1996                         ($2.5)     ($2.5)
--------------------------------------------------------------------------------
TOTAL PRESENT VALUE                                       $ 25.3     $ 34.5
--------------------------------------------------------------------------------


Each component of the DCF calculation is discussed below.


PROJECTED NET AFTER-TAX CASH FLOW
-------------------------------------------------------------------------------

As discussed earlier, at the request of DAHI we have not disclosed the actual ten year projection of net after-tax cash flow for strategic and competitive reasons. The projection used in our Formal Valuation is based on management's January 1996 five-year projection updated to the valuation date, extended to ten years, and revised based on our review procedures for valuation purposes.

In order to adjust projected net income to a net after-tax cash flow basis, we have:

- deducted an amount for additional working capital required each year to support the projected growth in the Company's sales;


-------------------------------------------------------------------------------
                                                                             37

- assumed that a portion of working capital requirements could be financed by bank indebtedness with accounts receivable as collateral; and,

- deducted an additional amount for annual fixed asset additions, net of tax shield, required to sustain the Company's investment in equipment, furnishings and fixtures.

For purposes of the DCF calculation, we have excluded interest on the convertible debt and assumed that the Company's long term capital structure would be all-equity based. Except for the use of debt to finance a portion of working capital requirements, a company such as DAHI would be reliant on equity capital, given the nature of, and risks inherent in, the Company's cash flows, as well as the small amount of tangible net assets required in the business.


DISCOUNT RATE
--------------------------------------------------------------------------------

Discount rates in the range of 30 to 35 per cent have been selected for purposes of discounting cash flows for the first five years of the projection. As set out below, we determined the equity rate of return on the basis of three components, namely, the risk-free rate prevailing at the valuation date, a market equity risk premium and a specific equity risk premium. The risk-free rate and the market equity risk premium were determined on the basis of objective data observed in the market place. The specific equity risk premium was determined on the basis of a judgmental assessment of the risks associated with an investment in the shares of the Company. Each of these three components is discussed below.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Yield on long-term Government of Canada bonds at
  June 30, 1996                                           8.0%           8.0%
Premium for small cap stock issues over risk-free
   rate, TSE historical average                          10.0           10.0
Specific risk premium                                    12.0           17.0
--------------------------------------------------------------------------------
Required rate of return on equity                        30.0%          35.0%
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The risk-free rate represents the prevailing rate of return on long-term Government of Canada bonds as at the valuation date, which was 8 per cent (10 year bond - 7.8 per cent, 30 year bond - 8.1 per cent). A long-term rate, rather than short-term rate, was used since an investment in the Company would represent a long-term investment.

An investor who will bear all of the risks associated with an investment in common shares would not be content to earn a risk-free rate of return. Thus, a


--------------------------------------------------------------------------------
                                                                             38
general market equity risk premium was added to the risk-free rate in order to provide an allowance for additional risks associated with an investment in common shares.

The general market equity risk premium was determined on the basis of the average additional return (over and above the risk-free rate) that investors have earned on small-cap(3) common stock investments in the past. In Canada (measured using TSE returns), the average return on small cap common stock investments has been approximately 10 per cent higher than the long-term Government of Canada bond rate(4). Similar premiums over the long-term, risk-free rate have also been earned, on average on common stock investments in the United States (measure using NYSE returns).(5)

The specific equity risk premium represents the added return that an investor would require for the additional risk of an investment in DAHI, relative to an investment in the overall stock market. The specific equity risk premium was determined on the basis of a judgmental assessment of the risks associated with an investment in the Company. We have used a specific risk premium in the range of 12 to 17 per cent, which reflects the following risks, among others, and/or opportunities specific to DAHI:

- the Company is a one product (Anipryl) company. The effect is that DAHI is an extremely speculative stock whose price could skyrocket or plummet based on the success or failure of this one product;

- the uncertainty over the success and timing of regulatory approval for Anipryl, for Cushing's disease in the U.S. and for CDS in both Canada and the U.S.;

- the uncertainty over the size of the market for Anipryl, as well as price sensitivity and overall market acceptance;

- the threat from competitive products to Anipryl. Management believes that it has a viable defence, through patents, against the entry of other label indications with selegiline as an active ingredient. The Company may not, however, have the necessary financial resources to defend Anipryl against patent infringement by major competitors which are veterinary, agricultural or animal health divisions of large, better financed international pharmaceutical

-----------------------------------

(3) "Small-cap stock" refers to a company that would rank in the bottom 50% of public companies, measured in terms of size (market value of outstanding shares).

(4)  Hatch and White, Stocks, Bonds, Bills and Inflation.

(5)  Ibbotson and Associates, Stocks, Bonds, Bills and Inflation.


--------------------------------------------------------------------------------
                                                                             39
and chemical companies. In addition, the patents may not afford protection from off-label sales of the generic form of selegiline for humans;

- DAHI may be unknowingly and/or inadvertently infringing on patents owned by third parties, with the potential for litigation against the Company;

- the net deficit of the Company as at the valuation date, indicating no tangible asset support for the going concern value;

-   the Company's reliance on an external distribution network to sell Anipryl;

- the Company's reliance on third parties to manufacture its products, since it has no manufacturing facilities;

- the risk that DAHI will be unable to obtain sufficient financing, from the financial markets or from Draxis, to fund the costs to obtain regulatory approval, market and distribute Anipryl;

- the potential for additional cash flows from the sale of Anipryl in Europe and other parts of the world that is not reflected in the revised financial projections; and,

- the potential for additional cash flow from off-label sales of Anipryl to treat other small companion animals such as cats.

We have increased the discount rate from a range of 30 to 35 per cent for the first five years of the projection to a range of 35 to 40 per cent for the last five years. Over time, the amount of uncertainty with respect to future cash flows increases and a higher risk premium is warranted. A significant risk is that, as Anipryl becomes more profitable, there is a greater chance of competitive reaction from alternative or generic drugs.

Based on similar reasoning, we have attached the same higher range of discount rates, 35 to 40 per cent, in determining the present value of the terminal value.

To assess the reasonableness of the required rates of return on equity used in our valuation, we considered the annual reports and prospectuses of companies in the pharmaceutical and health care industry for indications of published required rates of return. This information, however, is not typically disclosed by companies and generally kept confidential. We are aware that at least one company has disclosed that it has a minimum required rate of return of 20 per cent for the acquisition of royalty rights for products already in the market and higher rates for products expected to be brought to market in the medium-term (one to three years) or long-term.


--------------------------------------------------------------------------------
                                                                             40

We also compared our range of selected discount rates to the average rates of return of 25 to 40 per cent required by venture capital funds, based on our knowledge of them. Given the uncertainties associated with the Company as described above and its current development stage, we believe that the required rate of return for DAHI would be comparable to the required rate of return for an investment by a venture capital fund.

In our view, required rates of return in the range of 30 to 40 per cent throughout the projection period are reasonable, given that DAHI's expected cash flows are generated by a single product and that the Company is still in a development phase facing the substantial risks of regulatory approval, market acceptance, competition, patent protection and product liability.


RESIDUAL VALUE
--------------------------------------------------------------------------------

We determined the residual value of the Company as at the end of the year 2005 using a capitalized cash flow approach. Under this approach, expected maintainable cash flow is capitalized by a factor that reflects the risk of the investment and the Company's future growth opportunities. We calculated the residual value of DAHI based on projected 2006 cash flow of $41.7 million U.S. (2005 cash flow of $40.5 million U.S. plus three per cent for inflation) and a cash flow multiple of 2.5 to 3.0 times.

A multiple of 2.5 to 3.0 times cash flow was selected based on the same factors considered for the selection of the discount rate, as well as a consideration of the following:

- the length of time remaining in the product life cycle of, and time to patent expiry for, Anipryl; and,

- the increased probability of competition from other drugs and generic versions of selegiline.


VALUATION CALCULATION
--------------------------------------------------------------------------------

Based on our DCF calculation, the en bloc fair market value of DAHI at June 30, 1996 is in the range of $25.3 million U.S. to $34.5 million U.S.


--------------------------------------------------------------------------------
                                                                             41

On a diluted per share basis (with dilutive effects as described in Section
III), the proportionate en bloc fair market value of DAHI, before consideration of any minority discount, is $3.01 U.S. to $3.77 U.S. per common share, calculated as follows:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

($U.S. MILLIONS)

En bloc value                                    $     25.3        $     34.5

Cash proceeds on conversion of options and
  warrants                                              2.0               2.0

Convertible debt                                        2.5               2.5

Cash proceeds on new equity issue                       6.7               6.7
                                                 ----------        ----------

Value for calculating dilution                   $     36.5        $     45.7
                                                 ----------        ----------
                                                 ----------        ----------

Issued and outstanding common shares              7,544,698         7,544,698

Shares issued on conversion of options and
  warrants                                        1,171,976         1,171,976

Shares issued on conversion of debt               1,179,802         1,179,802


Shares issued on equity financing                 2,215,000         2,215,000
                                                 ----------        ----------

Shares for calculating dilution                  12,111,476        12,111,476
                                                 ----------        ----------
                                                 ----------        ----------

Diluted per share values                         $     3.01        $     3.77
                                                 ----------        ----------
                                                 ----------        ----------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

For purposes of calculating per share values on a diluted basis, we have assumed that DAHI will require approximately $6.7 million U.S. to introduce Anipryl into the U.S. market. This funding is assumed to be provided through a public share offering of 2,215,000 common shares at $3.00 U.S., reflecting a 25 per cent discount from DAHI's closing share price of $4.00 U.S. at the valuation date. This discount reflects a recent informal proposal to underwrite such an offering considered by DAHI's Board of Directors, and represents issue fees, brokerage costs and an issue price below current market to attract buyers. (Upon completion of the proposed Share Exchange, it is anticipated that funding will originate from Draxis pursuant to the Exchange Agreement.)


--------------------------------------------------------------------------------
                                                                             42

IX   DAHI REASONABLENESS OF VALUATION CALCULATIONS
--------------------------------------------------------------------------------


Where possible, a valuator will use secondary approaches to test the reasonableness of valuation conclusions determined in a notional valuation. We have compared our calculation of a diluted share price for DAHI to both the share prices at which DAHI has recently traded on NASDAQ and to other publicly traded biotechnology companies.


DAHI SHARE PRICE
--------------------------------------------------------------------------------

During the six months prior to June 30, 1996, DAHI shares have traded between $1.75 U.S. and $4.88 U.S. per share, as follows:

-----------------------------------------------------------------------
-----------------------------------------------------------------------
                              NASDAQ PRICE ($U.S.)       TSE/NASDAQ
                        ----------------------------  -----------------
PERIOD (1996)             HIGH      LOW       CLOSE     VOLUME (000s)
-----------------------------------------------------------------------

June 1 to 30             4.75      3.63      4.00            353

May 1 to 31              4.88      3.88      3.88            427

April 1 to 30            4.25      3.13      3.88            377

March 1 to 31            3.25      2.75      3.25            206

February 1 to 29         3.13      1.97      3.13            465

January 1 to 31          2.00      1.75      1.75            140
-----------------------------------------------------------------------
-----------------------------------------------------------------------


--------------------------------------------------------------------------------
                                                                             43

Our calculation of the diluted share price of DAHI compares to the range of recent market prices as follows:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                    HIGH ($U.S.)         LOW ($U.S.)
--------------------------------------------------------------------------------
Valuation at June 30, 1996           $  3.77             $  3.01

MARKET PRICES:

  April 1 to June 30, 1996           $  4.88             $  3.13

  January 1 to March 31, 1996        $  3.25             $  1.75
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

We believe that our valuation is reasonable, given the range of publicly traded share prices over the last six months. At the high end of the range in May 1996, the share price reflected a positive market reaction to the biotechnology sector as a whole. At the low end of the range, the share price had yet to reflect favourable events announced by the Company early in the year. Each of these points is further explained below.

The recent volatility in the DAHI share price can be partially explained by reference to the general market reaction to the stock prices of U.S. biotechnology companies, as follows:


--------------------------------------------------------------------------------
                                                                             44


-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------
                              NASDAQ BIOTECH INDEX             DAHI ($U.S.)
                          ----------------------------   --------------------------
                                                   %                            %
                                       %       CHANGE                %      CHANGE
                                     CHANGE      FROM              CHANGE     FROM
                                      PER      JUNE 30,             PER     JUNE 30,
PERIOD                   INDEX(1)    PERIOD      1995    INDEX(1)  PERIOD     1995
-----------------------------------------------------------------------------------
June 30, 1995              100                           100

December 31, 1995          151        51        51        92        -8        -8

March 31, 1996             151         -        51       171        86        71

May 31, 1996               163         8        63       204        19       104

June 30, 1996              146       -10        46       172       -16        72
-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------



(1) June 30, 1995 biotech/DAHI U.S. share price equals 100

In the past year, the share prices of companies in the NASDAQ Biotech Index increased by 46 per cent, compared with 72 per cent for DAHI. Between
March 31 and June 30, 1996, companies in the NASDAQ Biotech Index declined by three per cent, compared with a one per cent increase for DAHI.

A similar market reaction to the stock prices of biotechnology companies occurred in Canada, although the increase in prices occurred throughout the second half of 1995 and during the first five months of 1996, as opposed to primarily the first three months of 1996 for DAHI.



-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------

                             TOP 30 CDN BIOTECH CO'S             DAHI ($CDN)
                          ----------------------------   --------------------------
                                                   %                            %
                                       %       CHANGE                %      CHANGE
                                     CHANGE      FROM              CHANGE     FROM
                                      PER      JUNE 30,             PER     JUNE 30,
PERIOD                   INDEX(1)    PERIOD      1995    INDEX(1)  PERIOD     1995
-----------------------------------------------------------------------------------

June 30, 1995             100                            100

December 31, 1995         128         28       28         92        -8       -8

March 31, 1996            179         40       79        172        87       72

May 31, 1996              233         30      133        206        20      106

June 30, 1996             210        -10      110        174       -16       74
-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------


(1) June 30, 1995 biotech/DAHI CDN share price equals 100


--------------------------------------------------------------------------------
                                                                             45

At the high end of the range, we believe that the DAHI share price included some speculative value that resulted from the general euphoria surrounding the biotechnology sector between March and June 1996. In addition, DAHI had announced during this period the filing of a supplemental new drug submission with the BVD for treating CDS.

Earlier in 1996, the increase in the DAHI share price was also a result of the following favourable announcements by the Company:

- January 10, 1996 - agreement with DAHI for Draxis to sell Anipryl in Canada; and,

- May 16, 1996 - reported one-time revenues from the sale of distribution rights of Anipryl in Canada and a milestone payment from HVG, resulting in positive earnings per share.

We are of the view that the recent decline in share price may reflect the recent increase in uncertainty surrounding the value of biotechnology companies in the market.


TANGIBLE ASSET BACKING
--------------------------------------------------------------------------------

The table below sets out the en bloc value of DAHI in comparison to the Company's net tangible assets at book value, as well as the implied market-to-book multiples.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                                        ($U.S. MILLIONS)
                                                  RANGE OF FAIR MARKET VALUES
                                                 -----------------------------
                                                       Low           High
                                                 -----------------------------
DAHI
 En bloc value plus convertible debt (1)            $  27.8        $  37.0

 Value of net tangible assets at book value (1)         2.1            2.1
                                                    -------        -------

 Implied intangible value                           $  25.7        $  34.9
                                                    -------        -------
                                                    -------        -------

 Implied market-to-book multiple                       13.2           17.6

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) For purposes of calculating this multiple, we have treated the convertible debt of DAHI as equity rather than debt and added the debt to the en bloc value and to the net deficit.


--------------------------------------------------------------------------------
                                                                              46

The amount of intangible value in the Company implied by our valuation is high relative to the value of tangible assets , which in our view is attributable to the fact that the value of DAHI resides in the future potential of Anipryl, the value of which is not recorded on the Company's balance sheet, and the fact that DAHI has a small amount of cash on hand.

The low tangible asset value of DAHI would increase the risk of an investment in the Company. This factor was considered earlier in the selection of our discount rate.


--------------------------------------------------------------------------------
                                                                             47

X   DAHI CONCLUSION
--------------------------------------------------------------------------------


    ASSUMPTIONS
    ---------------------------------------------------------------------------

    In addition to assumptions noted elsewhere in this report, we have also assumed the following:

    - the Company had no contingent liabilities, unusual contractual obligations or substantial commitments, or litigation pending or threatened, that would be material to our valuation conclusions, other than as disclosed to us and as referred to in this report;

    - the June 30, 1996 financial position of the Company and its results of operations for the six months then ended would not be materially different were the interim financial statements to be subject to audit;

    - all of the significant tangible assets and liabilities of the Company were recorded on its June 30, 1996 financial statements;

    - federal and state income tax laws prevailing at the valuation date will continue to prevail in the foreseeable future;

    - the projections of DAHI for the fiscal years ending December 31, 1996 through 2005, as initially prepared by management for five years and updated to ten years and revised to June 30, 1996, are considered to be reasonable by the Committee and DAHI management;

    - DAHI will be able to obtain sufficient financing to develop, market and distribute Anipryl;

    - DAHI will be able to satisfy all claims by dissenting shareholders to pay fair value for their shares within the laws of the state of Missouri; and,

    - DAHI will be able to retain the services of senior management, in particular Dr. Stevens and Dr. Ruehl.


--------------------------------------------------------------------------------
                                                                             48

CONCLUSION
--------------------------------------------------------------------------------


Based on the scope of our review and subject to the assumptions and restrictions included in our report, it is our opinion that the en bloc fair market value of all the issued and outstanding shares of DAHI at June 30, 1996 ranges from $25.3 million U.S. to $34.5 million U.S., or $29.9 million U.S. at the midpoint ($34.5 million CDN to $47.1 million CDN, or $40.8 million CDN at the midpoint).

This range of fair market values translates into proportionate en bloc diluted per common share value, before consideration of any minority discount, as follows:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                 RANGE               MIDPOINT
--------------------------------------------------------------------------------

  Fair market value per diluted
   common share ($U.S.)                $  3.01        $  3.77        $  3.39

  Fair market value per diluted
   common share ($CDN at 1.3639)       $  4.10        $  5.14        $  4.62

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                                                                             49

XI  DRAXIS SCOPE OF REVIEW
--------------------------------------------------------------------------------

    In arriving at our opinion of value with respect to the common shares of Draxis, we have reviewed and/or relied upon the following information relevant to Draxis and its subsidiaries (collectively the "Company" for purposes of Sections XI to XIX of this report):

    - the Company's audited financial statements, annual reports and annual information forms for each of the Company's five fiscal years preceding the valuation date;

    - the Company's unaudited financial statements for the six months ended June 30, 1996;

    - the 1995 federal and provincial/state income tax returns for Draxis and certain of its subsidiaries;

    -    Board of Directors minutes for the period January 1, 1995 to July 26,
         1996;

    - the investor package available from the Company, including press releases issued by or with respect to Draxis and its business during 1995 and 1996;

    - the Draxis prospectus dated June 12, 1996 providing for the issuance of three million common shares at $4.25 each;

    - various analyst summaries for, and annual reports of, public companies involved in the pharmaceutical industry in Canada, the U.S., or abroad;

    - schedules, as prepared by management, of Draxis' share options, warrants and employee participation shares outstanding as at the valuation date;

    -    a ten year financial projection prepared by Draxis management in April
         1996;

    -    the Exchange Agreement among Draxis, DAHI and DPI dated July 25, 1996;

    -    the draft Proxy Statement of DAHI and Draxis;

    - quantitative and qualitative analyses prepared by Montgomery Securities, Inc., adviser to Draxis;

    - certain regulatory correspondence regarding the status of the Company's existing and proposed products;


--------------------------------------------------------------------------------
                                                                             50

    - major agreements affecting the Company's operations, including patents and licensing agreements;

    -    general economic indicators as at the valuation date; and,

    -    information relevant to DAHI as detailed in Section II.

    - In arriving at our opinion of value, we have also given consideration to our discussions with the following individuals:

    - Dr. Martin Barkin, President, Chief Executive Officer, Chief Operating Officer and Director, Draxis;

    - Ms Jacqueline Le Saux, Vice-President, Corporate Development and Secretary, Draxis;

    - Dr. Roger Mailhot, Vice-President, Scientific and Regulatory Affairs, Draxis;

    -    Mr. Bernard Marzalik, Vice-President, Marketing and Sales, Draxis;

    -    Mr. Cameron Strong, Acting Chief Financial Officer, Draxis;

    -    other members of the Company's management team; and,

    -    representatives of Montgomery Securities, Inc.

    In the course of our engagement, with the Committee's approval, we have relied upon certain audited and unaudited financial information, as well as other non-financial information, including that outlined above. Although we have considered the reasonableness of all information provided to us, we have not conducted any audit, independent investigation or other procedures to verify the accuracy, completeness or fair presentation of any such information. Accordingly, we have assumed the completeness, accuracy and fair presentation of the financial data, advice, opinions, representations or other information provided to or obtained by us from Draxis, its affiliates and its advisors, public sources, drafts of the Proxy Statement or otherwise. We have assumed that this information is complete and accurate and does not omit to state any material fact that was necessary to be stated to make that information not misleading. The opinions expressed herein are conditional upon such completeness, accuracy and fairness of that information.


--------------------------------------------------------------------------------
                                                                             51

With respect to financial forecasts and projections provided to us, and used in our analysis, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgements as to the matters covered thereby and in rendering our opinion, we express no view as to the reasonableness of the forecasts or projections or assumptions on which they were based.

Our opinion is based upon the securities markets, economics and general business and financial conditions prevailing at June 30, 1996 and the conditions and prospects, financial and otherwise, of Draxis and its affiliates as they are reflected in the public documents of Draxis or information provided to us. Any changes therein may affect our opinion and, although we reserve the right to change or withdraw our opinion in such event, we disclaim any obligation to either advise any person of any such change that may come to our attention or to update our opinion after today.

Senior management of Draxis has made specific representations, among others, to us as follows:

a) the information provided by Draxis is, or in the case of historical information was, at the date of preparation thereof, complete and accurate in all material respects, given the context and purpose for which it was prepared, and does not or did not, as the case may be, contain any untrue statement of material fact or omit to state any material fact necessary to make the statements therein not misleading;

b) there is no reason to believe that the information provided with respect to DAHI is, or in the case of historical information was, at the date of preparation thereof, not complete and accurate in all material respects, given the context and purpose for which it was prepared, or contains or contained, as the case may be, any untrue statement of material fact or omitted to state any material fact necessary to make the statements therein not misleading;

c) with respect to any portions of the Draxis information that contain forecasts, projections or estimates, including, without limitation, the projections of Draxis for the fiscal years ended December 31, 1996 through December 31, 2000 (prepared in April 1996 and updated to June 30, 1996), such forecasts, projections and estimates:

      -  were reasonably prepared using the assumptions identified to us,

      -  are not misleading in any material respect, and


--------------------------------------------------------------------------------
                                                                             52

      - reflect the best currently available estimates and judgements as to the matters covered thereby and the expected future operating results for the periods covered thereby;

d) to the extent that any of the Draxis information is historical, there have been no material changes or changes in material facts or new material facts of which Draxis is aware since the respective dates of the Draxis information that have not been disclosed generally or are not disclosed in the draft Proxy Statement or updated by more current Draxis information that has been provided to us;

e) with respect to any portion of the Draxis information that constitutes a written statement of opinion or belief of a third party, including the appraisals and valuations referred to in g) below, Draxis has no reason to believe that such opinions or beliefs were not reasonable at the date on which they were issued;

f) the forecasted income tax rates for DAHI and Draxis used by us in preparation of the Formal Valuation are reasonable;

g) we have been provided with all information, data and other material (financial or otherwise) relating to Draxis or its subsidiaries, assets, liabilities, financial prospects or condition which is known to Draxis after reasonable inquiry and which would reasonably be expected to affect materially the Formal Valuation, and, without limitation, except as disclosed in the draft Proxy Statement:

      - there are no existing independent appraisals or valuations or material non-independent appraisals or valuations known to Draxis and prepared as of a date within the twenty-four months preceding the date hereof relating to Draxis or its subsidiaries or any of its material assets,

      - within the twenty-four months preceding the date hereof, there have been no material offers or transactions developed to an advanced stage relating to the sale of Draxis, any of its material subsidiaries or any of its or their material assets,

      - there are no actions, suits, proceedings or enquiries pending, threatened against or that might reasonably be expected to materially and adversely affect Draxis, any of its subsidiaries or any of its or their material assets, and

      - there are no contingent liabilities, unusual contractual obligations or substantial commitments of, or litigation pending or threatened


--------------------------------------------------------------------------------
                                                                             53
         against, Draxis or any of its subsidiaries that might reasonably be expected to materially and adversely affect Draxis, its business, financial position or prospects, any subsidiary of Draxis or its business, financial position or prospects or any of the material assets of Draxis or its subsidiaries, other than costs in the approximate amount of $1,000,000 comprised primarily of adviser fees if the Share Exchange does not proceed;

h)  except as disclosed in the draft Proxy Statement:

    - to the knowledge of Draxis, there are no existing independent appraisals or valuations or material non-independent appraisals or valuations prepared as of a date within twenty-four months preceding the date hereof relating to DAHI or any of its material assets,

    - to the knowledge of Draxis, except as disclosed to the public by DAHI, within the twenty-four months preceding the date hereof, there have been no material offers or transactions developed to an advanced stage relating to the sale of DAHI or any of its material assets,

    - to the knowledge of Draxis, there are no actions, suits, proceedings or enquiries pending, threatened against or that might reasonably be expected to materially and adversely affect DAHI, any of its subsidiaries or any of its or their material assets, and

    - to the knowledge of Draxis, there are no contingent liabilities, unusual contractual obligations or substantial commitments of, or litigation pending or threatened against, DAHI that might reasonably be expected to materially and adversely affect DAHI, its business, financial position or prospects or any of the material assets of DAHI, other than costs in the approximate amount of $300,000 U.S. comprised primarily of adviser fees if the Share Exchange does not proceed;

i) Draxis is not aware of any animal health product with an active ingredient other than selegiline that is being actively developed or marketed as an effective treatment for Cushing's disease or cognitive dysfunction syndrome in canines other than Lysodren and Ketoconazole;

j) the schedule prepared by Draxis as at June 30, 1996 and provided to us discloses all outstanding options, warrants, convertible securities or other rights or convertible obligations of any nature:


--------------------------------------------------------------------------------
                                                                             54

    -    affecting issued securities of Draxis at June 30, 1996, or

    - providing for the purchase, subscription or issuance of any of the unissued shares in the capital of Draxis, as at June 30, 1996;

k)  as at the valuation date:

    - all assets, wherever located, to which Draxis has ownership rights of any nature have been recorded in the accounts of Draxis and represent a continuing benefit of Draxis, and

    - all liabilities of Draxis have been recorded in the accounts of Draxis;

l)  to the knowledge of Draxis, as at the valuation date:

    - all material assets, wherever located, to which DAHI has ownership rights of any nature have been recorded in the accounts of DAHI and represent a continuing benefit of DAHI, and

    - all material liabilities of DAHI have been recorded in the accounts of DAHI;

m) where the value of any asset of Draxis is impaired or there has been any pledge or assignment of, or security interest granted in respect of any asset of Draxis, this fact has been reflected in the accounts or has otherwise been disclosed to us. Any pledge or assignment of any assets of Draxis as security for liabilities, including, without limitation, contingent liabilities, has been disclosed to us;

n) where, to the knowledge of Draxis, the value of any material asset of DAHI is impaired or there has been any pledge or assignment of, or security interest granted in respect of any asset of DAHI, this fact has been reflected in the accounts or has otherwise been disclosed to us. To the knowledge of Draxis, any pledge or assignment of any material assets of DAHI as security for liabilities, including, without limitation, contingent liabilities, has been disclosed to us;

o) all accounting and financial records of Draxis and other data relating to Draxis that is relevant to the Formal Valuation have been made available to us;

p) no events have occurred or are pending and no facts have been discovered to the present date which would have a material effect upon the most recently disclosed financial statements of Draxis or which are of such significance to the affairs of Draxis as to require disclosure in a note thereto;


--------------------------------------------------------------------------------
                                                                             55

q) to the knowledge of Draxis, no events have occurred or are pending and no facts have been discovered to the present date which would have a material effect upon the most recently disclosed financial statements of DAHI or which are of such significance to the affairs of DAHI as to require disclosure in a note thereto;

r) the contents of the draft Proxy Statement and any other disclosure document prepared by or on behalf of Draxis or any of its subsidiaries in connection with the Share Exchange are true and correct in all material respects and do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements therein not misleading; and,

s) Draxis management has reviewed our Formal Valuation and have confirmed that they have no information or knowledge not disclosed to us which would reasonably be expected to affect the valuation conclusions noted therein.

We were not denied access to any information of which we were aware and which we considered necessary in arriving at our opinion of value. In addition, we have not relied on the opinions of any experts external to KPMG for purposes of expressing our opinion on fair market value.


--------------------------------------------------------------------------------
                                                                             56

XII  DRAXIS CORPORATE OVERVIEW
--------------------------------------------------------------------------------


HISTORY
--------------------------------------------------------------------------------

Draxis was incorporated as Deprenyl Research Limited on October 13, 1987 as a Canadian corporation under the Canada Business Corporations Act. In May 1994, the Company changed its name to Draxis Health Inc. On July 1, 1994, Draxis amalgamated with its subsidiary, Bone Health Inc., under a plan of arrangement.

Draxis was founded by Dr. Morton Shulman to develop and bring to market the pharmaceutical drug, selegiline, a selective monoamine oxidase-type B inhibitor used in the treatment of Parkinson's disease. The Company has marketed the drug under its brand name Eldepryl since the late 1980's. The drug was approved for sale by the HPB on January 2, 1990 and was sold prior to this date under compassionate drug legislation.

Until 1993, Eldepryl accounted for virtually all the Company's sales. In an attempt to diversify its product line, Draxis has been developing and licensing a number of other drugs and health care products since the early 1990's.

In 1994, other products besides selegiline began to have a significant impact on revenues and in 1995 accounted for approximately 20 per cent of sales.

Threatened by the possibility of a generic version of Eldepryl, in December 1993 the Company entered into an agreement with Novopharm Ltd. ("Novopharm"), a major Canadian generic drug manufacturer, and began marketing selegiline under the brand name Novo-Selegiline. The agreement with Novopharm will last for five years, during which time it is expected that sales of Novo-Selegiline will largely displace sales of Eldepryl.

STRUCTURE
--------------------------------------------------------------------------------

Draxis is a Canadian public company listed on the TSE and quoted on the NASDAQ in the U.S. The Company has a number of divisions and subsidiaries through which it carries on its business activities.


--------------------------------------------------------------------------------

As at June 30, 1996, the corporate structure of Draxis, its subsidiaries and investments is depicted in Schedule 8. The principle activities of each corporate entity and division are described below:

- Draxis Health Inc. (Canadian company publicly traded) - sales of Eldepryl and other neurological drugs in Ontario, Lipopharm division;

- Lipopharm division (a division of Draxis) - research and development and sales of dermatological products in Canada;

- Draxis Pharmaceutica Inc. (Canadian company wholly-owned by Draxis) - sales of Eldepryl and other neurological drugs in Canada outside of Ontario, holds 10 per cent interest in Draxis LLC and 30 per cent interest in DAHI;

- Draxis U.S. Inc. (Delaware company wholly-owned by Draxis) - sales of podiatry health care products in the U.S., holds Draxis' 50 per cent interest in New IHS LLC;

- Draxis LLC (Delaware company 90 per cent owned by Draxis and 10 per cent owned by DPI) - holds 14 per cent interest in DAHI;

-    DAHI Animal Health (Ontario) Inc. (Canadian company wholly-owned by Draxis)
     - sales of veterinary drugs in Ontario;

- DAHI Animal Health Inc. (Canadian company wholly-owned by Draxis) - sales of veterinary drugs in Canada outside of Ontario;

- Deprenyl Animal Health, Inc. (Missouri company 30 per cent owned by DPI and 14 per cent owned by Draxis LLC) - research and development of veterinary drugs for sale in the U.S.;

- New IHS LLC (Delaware company 50 per cent owned by Draxis U.S. Inc.) - development and direct sales of science-based nutriceuticals in the U.S.; and,

- Bone Care International, Inc. ("Bone Care") (a U.S. company three per cent owned by Draxis) - development of drugs for metabolic bone disease.

For purposes of this valuation report, we have viewed Draxis on a consolidated basis with the exception of the Company's investments in DAHI and Bone Care.


--------------------------------------------------------------------------------

OWNERSHIP
--------------------------------------------------------------------------------

As at the valuation date the Company's management believed that no shareholder owned, of record or beneficially, either directly or indirectly, more than 10 per cent of any class of voting securities of the Company.

The Company's share capital consists of an unlimited number of common shares, an unlimited number of preferred shares and an unlimited number of employee participation shares issuable in series. As at June 30, 1996, there were 23,375,220 common shares, no preferred shares, 965,500 employee participation shares, series A, and 555,000 employee participation shares, series B, outstanding. The number of common shares outstanding includes the recent issue of 3,000,000 special warrants sold on April 22, 1996 for $4.25 per warrant which were converted on June 25, 1996 to common shares on the basis of one common share per each special warrant.

A summary of Draxis' share trading history (TSE) and volumes (TSE and NASDAQ) is provided in Schedule 9. From a high of $26.75 in mid-1991, the share price gradually declined to a low of $1.35 in mid-1994, with significant volatility throughout the period. From its low in mid-1994, the share price increased to an approximate trading range of $2.00 to $3.00 by the end of 1995 and peaked at $6.55 in June 1996. The share price then declined to close at $4.75 on June 30, 1996.

During 1996, average monthly trading volumes approximated 5.0 million common shares, or 21 per cent of the total issued and outstanding shares.

STOCK OPTIONS, WARRANTS AND EMPLOYEE PARTICIPATION SHARES
--------------------------------------------------------------------------------

The Company has various stock option, warrant and employee participation shares in place, with rights outstanding at the valuation date as follows:

- warrants issued to Novopharm for 500,000 common shares exercisable at $2.09 per share until April 18, 2000;

- warrants issued to Novopharm for 1,176,470 common shares exercisable at $2.97 per share up to December 10, 1996, and escalating to $3.27 thereafter up to and including December 10, 1997;

- warrants issued to New IHS LLC for 1,000,000 common shares exercisable at $2.25 per share only under certain terms and conditions until March 31, 2000 (these conditions are unlikely to be met);


--------------------------------------------------------------------------------

- stock options issued to directors, officers and employees for 1,449,274 common shares exercisable at prices ranging from $1.70 to $2.70 per share until 10 years from date of issue;

- compensation options issued to underwriters (in connection with the 3,000,000 warrants issued in April 1996) for 300,000 common shares exercisable at $4.25 per share until April 22, 1998; and,

- 965,500 series A and 550,000 series B employee participation shares convertible without further payment into a certain number of common shares depending on the prevailing share price at the time of conversion.

For purposes of our valuation report in presenting information regarding Draxis common shares on a diluted basis, we have assumed that all rights to acquire common shares, whether vested or not, would be exercised to the extent that the exercise price was less than the June 30, 1996 closing share price of $4.75. This approach ignores the effects of discounting for the time value of money from the exercise date back to the valuation date. There is a high probability that these rights will be exercised on vesting during the investment horizon contemplated for purposes of this valuation (i.e. more than five years). The impact on the number of common shares outstanding and the resulting cash proceeds with respect to stock options, warrants and convertible debt has been determined as follows:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                          NUMBER OF
                           CONVERSION      COMMON      CONVERSION
                           ASSUMPTION      SHARES        PRICE     CASH PROCEEDS
--------------------------------------------------------------------------------
Novopharm warrants         Converted        500,000     $  2.09     $ 1,045,000

Novopharm warrants         Converted      1,176,470     $  2.97       3,494,116

New IHS LLC                Not converted

Director, officer, and     Converted      1,449,274     Various       3,477,213
  employee stock options

Underwriter                Converted        300,000     $  4.25       1,275,000
  compensation options

Employee participation     Converted        473,922         N/A             nil
  shares, Series A

Employee participation     Converted        295,492         N/A             nil
  shares, Series B
--------------------------------------------------------------------------------
Total                                     4,195,158                 $ 9,291,329
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

XIII DRAXIS DESCRIPTION OF BUSINESS
--------------------------------------------------------------------------------


OVERVIEW
--------------------------------------------------------------------------------

Draxis is a Canadian-based pharmaceutical and health care products company. Its principle activities are marketing and selling prescription pharmaceuticals and consumer health care products, as well as researching and developing new products for sale or for out-licensing to others. Its core concentration is on neurological and dermatological (including podiatric) disorders and on veterinary products, and it offers a number of individual products which, when combined, are effective in providing a comprehensive treatment for certain diseases. The Company has an established infrastructure including experienced management, clinical research and drug development capabilities, and marketing, sales and distribution networks. Draxis is involved in both licensing and developing new drugs for market and is actively seeking opportunities to add to its approved and developing product lines. The Company is not engaged in manufacturing, preferring to contract with suppliers or licensors for producing its products.

At the valuation date, Draxis was debt-free and had cash of $30.5 million. Management believes that the Company is well positioned over the next five years to be able to bring new products to the market and benefit from research and development efforts. Management's primary focus is to profitably expand the Company's product line in its core "franchises" (neurological pharmaceuticals and dermatological (including podiatric) pharmaceutical and health care products) and benefit from increased sales through its existing distribution networks.

PRODUCTS AND PRODUCT DEVELOPMENT
--------------------------------------------------------------------------------

Draxis' products can be categorized as existing drugs currently being marketed, drugs in later stage development and expected to be brought to market by 1999, and drugs in development and not expected to be brought to market before the year 2000. The Company's products are briefly described below by category.


--------------------------------------------------------------------------------

EXISTING DRUGS CURRENTLY BEING MARKETED

ELDEPRYL AND NOVO-SELEGILINE

Selegiline (Eldepryl and Novo-Selegiline) is used to treat newly diagnosed patients with Parkinson's disease and is also used as an adjunct to Levodopa. Sales of Eldepryl and Novo-Selegiline during the past twelve months were $3.3 million and $7.3 million respectively, or $10.6 million combined.

Draxis holds the exclusive rights to market Eldepryl in Canada under sub-license from Somerset Pharmaceuticals Inc. ("Somerset"), which in turn holds exclusive rights to market Eldepryl in North America and other countries from Chinoin.
The basic Canadian patent held by Chinoin covering the original process for preparing the active ingredient in Eldepryl expired in mid-1988, but Chinoin has also patented a further process for the efficient preparation of the active ingredient and this patent will not expire until the end of 2003. This patent, however, does not prevent a third party from entering the market with a selegiline product made using a different process. Draxis is required to purchase all of its product from Somerset at cost plus a royalty on net sales.

Eldepryl was genericized by Novopharm in December 1993 in co-operation with Draxis under terms of a profit-sharing agreement which expires in December 1998. There are indications that other generic versions of selegiline may soon emerge in the market to compete with Eldepryl and Novo-Selegiline.

PERMAX

Permax is used in the treatment of Parkinson's disease when a dopamine agonist is required as an adjunct to levedopa therapy. Sales of Permax during the last twelve months were $2.5 million.

Draxis holds the exclusive rights to market Permax in Canada under sub-license from Eli Lilly Canada Inc. ("Eli Lilly"), which in turn licenses the drug from its parent which owns the patent. The agreement with Eli Lilly expires in December 1998, but can be renewed for an additional ten years provided Draxis has met certain sales targets and other parameters. Draxis management believes it will be difficult to achieve the minimum sales targets. As a result, Draxis is negotiating a renewal of its agreement with Eli Lilly.

Draxis acquired the rights to Permax for a payment of $3.5 million. Draxis is required to purchase all of its product from Eli Lilly.


--------------------------------------------------------------------------------

At the moment there is one major competitor to Permax, Parlodel, which is manufactured by Sandoz. There are indications that other competitive products are slated to enter the market in the next two or three years and that initial results from these products are of interest to neurologists.

OTHER NEUROLOGICAL DRUGS

Draxis sells or promotes a number of other drugs along with selegiline and Permax that are used in the treatment of Parkinson's disease, including Prolopa, Britaject and Tegretol. Although these products are important to the treatment of Parkinson's disease, the combined revenue from these products during the last twelve months was not significant and amounted to approximately $0.5 million.

Prolopa is sold by Draxis under exclusive rights licensed from Hoffmann-LaRoche Limited under an agreement that expires in 2000. Britaject is sold under the Canadian Emergency Drug Release Program and there are no plans to complete clinical trials for HPB approval. Tegretol is sold in Canada by Draxis under terms of a one year renewable agreement with Ciba-Geigy Canada Ltd.

LIPOPHARM DERMATOLOGICAL

This product line consists of over-the-counter skin care products based on patented Lipopharm technology. Total sales of all Lipopharm dermatological products during the last twelve months were $0.2 million.

Draxis acquired the exclusive world rights to produce, manufacture, fabricate, assemble, sell or otherwise promote Lipopharm technology products from Mezei Associates Limited who owned the patent for the Lipopharm technology.

Draxis is responsible for all product development and pays Mezei Associates Limited a royalty on net sales.

KERASAL

Kerasal is a topical product with exfoliating and moisturizing properties. It is marketed in Canada for pre-conditioning the skin prior to primary therapy for skin conditions such as psoriasis. Draxis officially launched sales of Kerasal in the U.S. in the first quarter of 1996, with sales to date of $0.3 million. Kerasal is being sold to podiatrists in the U.S. by a separate company, Draxis U.S. Inc.

Draxis acquired the exclusive rights to market Kerasal in North America in 1992 from Spirig AG of Switzerland. The initial term of the agreement expires in 2001


--------------------------------------------------------------------------------
and the agreement can be terminated earlier with twelve months notice or if minimum sales targets are not met.

Draxis purchases Kerasal from Spirig AG.

There are a number of competing products in the U.S., but Kerasal is the only
product to combine salicylic acid and urea.    In a clinical evaluation of
Kerasal, virtually all patients experienced moderate or complete response with few adverse side effects.

CONSUMER HEALTH PRODUCTS

Draxis has recently established a joint venture with other investors in the U.S. to market science-based, health-related nutritional products through an independent distributor network. The products include O2T, an antioxidant cocktail, O2T female formulation, BLD, a nutritional meal supplement, and A-multi and P-multi vitamin and herbal nutritional complexes. Sales of all consumer health products by the joint venture amounted to approximately $0.7 million during the last twelve months. Draxis entered into an operating agreement in 1995 with the originator of the consumer health products, IHS, whereby Draxis committed to provide the joint venture with market support, scientific and regulatory systems, access to its consumer dermatology product line, new product development guidance, and an initial $0.5 million working capital loan.

ANIPRYL

Anipryl is the equivalent product to Eldepryl and is used by veterinarians to treat dogs for canine Cushing's disease. Anipryl was approved by the BVA in September 1995 and Draxis began marketing the product in Canada during the second quarter of 1996. Sales to date have been approximately $0.1 million.

Draxis holds the exclusive rights to market Anipryl in Canada under license from DAHI.

There are no known major competitors to Anipryl in the Canadian market, other than two non-animal pharmaceuticals (see Section IV).


--------------------------------------------------------------------------------

DRUGS IN LATE STAGE DEVELOPMENT

MODAFINIL

Modafinil is a drug that regulates wakefulness in patients with sleeping disorders, primarily narcolepsy. Narcolepsy is a sleep disorder characterized by uncontrolled episodes of falling asleep at unexpected times and conditions. There is no primary treatment for narcolepsy in Canada and therapies that are available are often addictive and have undesirable side-effects. Modafinil is an original new medication for narcolepsy. It is currently being sold in France by Laboratoirel Lafon ("Lafon").

In February 1996, Draxis reported statistically significant results from its phase III clinical study of Modafinil at the 200 mg and 400 mg doses for the treatment of narcolepsy. The results of this study will be used by Draxis to complete its submission for regulatory approval in Canada. Submission to the
HPB is expected in August 1996.    Our Formal Valuation includes assumptions
provided to us by Draxis management as to the expected timing of HPB approval for the use of Modafinil in treating narcolepsy. Draxis management has represented to us that these assumptions are reasonable.

Draxis acquired the rights to market Modifinil in Canada in November 1992 from Lafon. Lafon will manufacture the drug for Draxis in exchange for a royalty payment. The agreement is for a period of 15 years from the date of approval by HPB.

LIPOTECA

LipoTeca makes use of Liposome technology and is intended for use in the treatment of Keloids, abnormal scar formations that occur following surgery, burns, trauma, and skin infections. Draxis is currently developing other drugs using Liposome technology, such as Lipo-FORT and Liposporin. LipoTeca is the only drug in late stage development.

At the end of 1995 Draxis completed the first of two phase III clinical trials with results indicating that LipoTeca demonstrated a significant effect on the induration of Keloid scars. The second phase III clinical trial is underway and is expected to be completed during the first half of 1997. It is too early to predict statistical outcomes from the second trial, although an informal interim review of the data shows an apparent impact only with respect to reducing the redness of the Keloid scars.


--------------------------------------------------------------------------------

Similar to other Liposome technology products, Draxis owns world-wide rights to any products it develops. Management has estimated that the world-wide market for LipoTeca is approximately $300 million, based on independent industry data. Our Formal Valuation includes assumptions provided to us by Draxis management as to the expected timing of HPB approval for the use of LipoTeca in treating Keloid scars. Draxis management has represented to us that these assumptions are reasonable.

ALA PHOTODYNAMIC THERAPY

ALA Photodynamic Therapy is a diagnostic agent for pre-cancerous cells, but potentially has many other uses such as the treatment of psoriasis, permanent hair removal and the treatment of dysfunctional uteral bleeding. The drug is currently in the middle of phase II clinical studies and has shown significant promise with respect to the treatment of psoriasis. Phase III clinical studies are not expected to be completed until the end of 1996 or 1997.

DUSA Pharmaceuticals Inc. has the world-wide rights to certain uses of ALA Photodynamic Therapy and has assigned its rights to Draxis for sales in the Canadian market. This agreement expires on August 27, 1996 but is renewable on a year-to-year basis. ALA Photodynamic Therapy was developed by PARTEQ Research and Development Innovations, the licensing arm of Queens University, Kingston, Ontario.

Our Formal Valuation includes assumptions provided to us by Draxis management as to the expected timing of HPB approval for the use of ALA Photodynamic Therapy in treating psoriasis. Draxis management has represented to us that these assumptions are reasonable.

MIDDLE STAGE DEVELOPMENT PRODUCTS

ONE-ALPHA D2

One-Alpha D2 is currently being tested for use in renal dystrophy (a condition where the body does not adequately absorb calcium) to promote reabsorption of calcium. One phase II clinical study has established that One-Alpha D2 increased mineral bone density and consequently is a potential treatment for osteoporosis (a disease characterized by thinning and weakening of the bones to the point of spontaneous fracture). Bone Care is pursuing phase III clinical trials, after which regulatory approval will be sought by Draxis from the HPB. No clinical studies will be initiated in osteoporosis before the approval and marketing of One-Alpha D2 for renal dystrophy.


--------------------------------------------------------------------------------

Draxis acquired the exclusive Canadian rights to One-Alpha D2 in 1990 from Bone Care. The initial term of the license expires in March 2010 and requires that Draxis be responsible for obtaining all HPB approvals for any indications for the drug.

IPRIFLAVONE

Ipriflavone is a drug that aids in increasing bone density in the treatment of osteoporosis. The drug is currently in phase II clinical trials and the overall approval process is expected to be lengthy.

Draxis acquired the exclusive Canadian rights to market Ipriflavone from Somerset. Somerset has licensed the rights to Ipriflavone in North America from Chinoin. Somerset has overall responsibility for all research and development activity through to the approval process for the drug in North America.

To date Draxis has spent $0.1 million U.S. to acquire the rights from Somerset and is required to make an additional payment of $0.2 million U.S. once a new drug submission is filed with the HPB and an additional $0.4 million U.S. upon issuance of an NOC by the HPB.

Our Formal Valuation includes assumptions provided to us by Draxis management as to the expected timing of HPB approval for the use of Ipriflavone in treating osteoporosis. Draxis management has represented to us that these assumptions are reasonable.

OTHER DRUGS

Draxis has a number of other drugs and other indications for existing drugs currently in development. It is too early to determine the potential for any of these indications.

FACILITIES
--------------------------------------------------------------------------------

The principal operations of Draxis are conducted from leased premises located at 6870 Goreway Drive, Mississauga, Ontario, L4V 1P1. The facility has approximately 25,000 square feet of office and warehouse space at an aggregate rent of $141,000 per year. The lease expires in May 1999.


--------------------------------------------------------------------------------

The Company also leases laboratory and office space in St. Laurent, Quebec where the Lipopharm division is located. The nutriceuticals and podiatry products businesses operated by subsidiaries are located in leased premises in Indianapolis, Indiana.

MANAGEMENT AND EMPLOYEES
--------------------------------------------------------------------------------

Draxis has a senior management team experienced in the pharmaceutical and health care industry, including:

- Dr. Martin Barkin, MD, BScMed, MA, FRCS, President, Chief Executive Officer, Chief Operating Officer and Director - employed by Draxis since 1992, previously national practice leader of health care at KPMG, former Deputy Minister of Health for the Province of Ontario, former President and CEO of Sunnybrook Health Sciences Centre and Professor at the Faculty of Medicine at the University of Toronto in the departments of Surgery and Health Administration;

- Ms Jacqueline Le Saux, MBA, LLB, Vice-President, Corporate Development and Secretary - joined Draxis in 1992, previously an Associate and Partner in the Toronto law firm of McCarthy Tetrault, extensive experience in sophisticated corporate transactions;

- Dr. Roger Mailhot, PhD Pharmacology, Vice-President, Scientific and Regulatory Affairs - joined Draxis in 1990, previously Director of Scientific Affairs for both Dupont Pharmaceuticals and Syntex Canada;

- Mr. Bernard Marzalik, Vice-President, Marketing and Sales - joined Draxis in 1994, formally an independent marketing consultant to the pharmaceutical industry, previously held positions in marketing and sales with Ciba-Geigy and CIBA Vision; and,

- Mr. Cameron Strong, CA, Acting Chief Financial Officer - joined Draxis in 1992, previously Vice-President, Finance at American Aftermarket, previously subsidiary controller at Drug Trading Company.


--------------------------------------------------------------------------------

At the valuation date, the Company had 70 employees (approximate full-time equivalent), including the senior management team and contract sales force, as follows:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
   DEPARTMENT                                         NUMBER OF EMPLOYEES
--------------------------------------------------------------------------------

 Head Office                                                   10

 Research & development at head office                          3

 Marketing                                                      7

 Sales force (Canada)                                          13

 Lipopharm division                                             7

                                                 (5 in research & development)

 Consumer & health care products                               11
   (U.S. joint venture)

 Podiatry sales - contract sales force (U.S.)                  19
--------------------------------------------------------------------------------

 Total                                                         70
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


MARKETING, SALES AND DISTRIBUTION
--------------------------------------------------------------------------------

Draxis markets its products in Canada using a Canadian sales force of 13 full-time representatives. The sales force calls on neurologists and high-prescribing general practitioners in the neurology area, as well as on targeted dermatologists. Starting in 1996, the sales force also began calling on veterinarians to market and distribute the drug Anipryl .

In the U.S., Draxis has contracted with a sales organization comprised of 16 dedicated representatives and 3 sales managers to call exclusively on podiatrists for sales of Kerasal. In addition, Draxis has contracted with a tele-marketing service to reach podiatrists located in U.S. states outside the geographic areas covered by the representatives.

The consumer health care products joint venture markets its line of nutriceuticals through a multi-level direct sales force.


--------------------------------------------------------------------------------

XIV DRAXIS FINANCIAL REVIEW
--------------------------------------------------------------------------------


FINANCIAL POSITION
--------------------------------------------------------------------------------

As at June 30, 1996, the Company's consolidated financial position can be summarized as follows (with comparative figures at December 31, 1995):

                                                       (MILLIONS)
                                            ------------------------------------
                                              JUNE 30, 1996  DECEMBER 31, 1995
--------------------------------------------------------------------------------
 NET ASSETS - OPERATIONS

   Working capital                             $   2.7           $   2.9

   Fixed assets                                    0.7               0.5

   Unamortized cost of license, patents            4.2               3.7
     and trademarks
                                            ------------------------------------
   Total net assets - operations                   7.6               7.1
                                            ------------------------------------
 NET ASSETS - CORPORATE

   Cash held in excess of working capital         28.4              12.7
   requirements

   Corporate receivables, loans and advances       1.1               1.2

   Investment in DAHI                              4.4               4.2

   Investment in DUSA Pharmaceuticals, Inc.          -               3.3

   Loans to New IHS LLC joint venture              1.0               0.7

   Investment in Bone Care                         0.7               0.6

   Unamortized goodwill                            1.5               1.7

   Income taxes (current and deferred)            (0.8)             (1.6)
                                            ------------------------------------
   Total net assets - corporate                   36.3              22.8
                                            ------------------------------------
 TOTAL NET ASSETS                              $  43.9           $  29.9
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The Company's financial position for the past five years and as at June 30, 1996 as recorded in its consolidated financial statements is provided in Schedule 5.

For purposes of our valuation analysis, we have segregated net assets used in the Company's pharmaceutical/health care business from corporate net assets which consist of cash held in excess of working capital requirements, loans receivable, investments, goodwill, and income taxes.


--------------------------------------------------------------------------------

We have defined cash held in excess of working capital requirements as the total of cash, treasury bills and marketable securities less the amount of cash required for the Company's operations to ensure a current working capital ratio (current assets divided by current liabilities) of two to one. Such a ratio is justified based on the expectation of future cash flow, although many other pharmaceutical companies maintain higher relative cash balances.

Our review and analysis of the Company's current financial position indicates the following highlights:

- cash has increased by approximately $14.0 million in 1996 primarily as a result of disposing of the Company's investment in DUSA Pharmaceuticals, Inc. and issuing 3,000,000 common shares. Major cash outlays included providing additional loans to investees, making additional payments for product licenses, and funding operating losses;

- corporate receivables consist of loans to directors, officers and employees, as well as other non-operating assets;

- the investment in DAHI consists of 3,308,818 common shares (44 per cent of DAHI) carried on the books at $0.9 million, as well as loans and advances of $3.5 million ($2.5 million U.S.) convertible to 1,179,802 DAHI common shares (which would raise Draxis' ownership interest in DAHI to 52 per cent);

- the investment in Bone Care consists of 118,421 common shares (approximately three per cent of Bone Care's total issued and outstanding shares) at a cost of $0.7 million;

- goodwill arising on the purchase of the Lipopharm division (formerly Lipopharm Inc.) in 1992 is being amortized over ten years to 2002; and,

- the loans to New IHS LLC, a 50 per cent joint venture, are convertible into equity and would give Draxis control over virtually the entire company (at the valuation date, Draxis was in negotiations with a third party to reorganize its interest in New IHS LLC).

HISTORICAL RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

The Company's historical results of operations and historical cash flows as recorded in its consolidated financial statements are provided in Schedules 6 and 7, respectively for the years ended December 31, 1991 to 1995 (audited) and for the six month periods January 1 to June 30, 1995 and 1996 (unaudited).


--------------------------------------------------------------------------------

Our review and analysis of the historical operating results indicates the following significant highlights:

- as indicated in the following table, sales of Eldepryl and later Novo-Selegiline have comprised the majority of Draxis' sales since 1992, with other products beginning to become more significant in 1994;


---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
                                                                                                    SIX
                                                     YEAR ENDED DECEMBER 31                        MONTHS
---------------------------------------------------------------------------------------------------------
                                       1992           1993           1994            1995           1996
                                     --------------------------------------------------------------------
PRODUCT SALES (MILLIONS)
  Eldepryl                            $  16.6        $  14.6        $  11.6         $  6.2         $  1.1
  Novo-Selegiline                           -              -            2.5            5.9            3.5
---------------------------------------------------------------------------------------------------------
  Total selegiline                       16.6           14.6           14.1           12.1            4.6
  Permax                                    -              -            1.6            2.0            1.3
  Other neurological                      0.5            0.4            0.3            0.4            0.3
---------------------------------------------------------------------------------------------------------
  Total neurological                     17.1           15.0           16.0           14.5            6.2
  Lipopharm division
  (dermatological products)               0.3            0.1            0.3            0.3            0.1
  Consumer health care
  products (nutriceuticals)                 -              -              -            0.6            0.3
  Podiatry (Kerasal)                        -              -              -              -            0.3
  Veterinary (Anipryl)                      -              -              -              -            0.1
---------------------------------------------------------------------------------------------------------
  Total product sales                 $  17.4        $  15.1        $  16.3        $  15.4         $  7.0
---------------------------------------------------------------------------------------------------------
PERCENTAGE OF TOTAL PRODUCT SALES
  Eldepryl                                95%            96%            71%            40%            16%
  Novo-Selegiline                           -              -             15             38             50
---------------------------------------------------------------------------------------------------------
  Total selegiline                         95             96             86             78             66
  Permax                                    -              -             10             13             19
  Other neurological                        3              3              2              3              4
---------------------------------------------------------------------------------------------------------
  Total neurological                       98             99             98             94             89
  Lipopharm division
  (dermatological products)                 2              1              2              2              2
  Consumer health care
  products (nutriceuticals)                 -              -              -              4              4
  Podiatry (Kerasal)                        -              -              -              -              4
  Veterinary (Anipryl)                      -              -              -              -              1
---------------------------------------------------------------------------------------------------------
  Total product sales                    100%           100%           100%           100%           100%
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------

- income from operations (defined for purposes of our valuation analysis as income from product sales less cost of sales, selling and administration expenses, and research and development expense, but before depreciation and amortization, interest income, gains and losses on investments, other non-operating income and expense, and income tax expense) has varied over the past five years, but has declined to a loss of $2.7 million in the first six months of 1996 from a profit of $5.0 million in 1994. The primary factors accounting for the decline are the decrease in Eldepryl sales with its high product contribution rate, the replacement of Eldepryl with Novo-Selegiline and the requirement to share profits with Novopharm, the cost of bringing new products such as Anipryl, Kerasal and consumer health care products to market, and the additional costs of development for emerging products such as Modafinil and LipoTeca. Partially offsetting the decline in profits has been an effort by management to reduce selling and administration expenses, particularly in 1994. Income from operations, as defined, is summarized below:


-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------
                                                     (MILLIONS)                                SIX
                                                YEAR ENDED DECEMBER 31                        MONTHS
-----------------------------------------------------------------------------------------------------
                                  1992           1993           1994           1995            1996
-----------------------------------------------------------------------------------------------------
Product sales                    $  17.4        $  15.1        $  16.3        $  15.4         $  7.0

Cost of sales, selling and
  administration expense           (12.5)         (12.1)         (10.2)         (13.2)          (9.0)

Research and development
  expense, net                      (1.5)          (1.7)          (1.1)          (1.5)          (0.7)
-----------------------------------------------------------------------------------------------------
Income from operations, as
  defined                         $  3.4         $  1.3         $  5.0         $  0.7        $  (2.7)
-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------


- the Company's operating results are characterized by high product contribution margins, as well as high levels of fixed costs, with the result that a change to sales volume has a significant impact on earnings and cash flow;



--------------------------------------------------------------------------------

-    other income and expenses since 1992 are summarized below:

-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------
                                                              (MILLIONS)                       SIX
                                                        YEAR ENDED DECEMBER 31                MONTHS
-----------------------------------------------------------------------------------------------------
                                   1992           1993           1994           1995           1996
                                 --------------------------------------------------------------------
Interest income                   $  0.5         $  0.3         $  0.8         $  1.2         $  0.8

Gain/(loss) on sale of
  marketable securities              1.3           (2.7)           0.1            0.5            0.1

Gain on investment in DUSA
  Pharmaceuticals, Inc.              4.4              -            0.2            4.9            6.0

Gain/(loss) on investment in
  Bone Health Inc.                     -            0.3           (0.1)             -              -


Gain on investment in Medicis
  Pharmaceuticals, Inc.              1.8              -              -              -              -

Severance costs and retiring
  allowance                            -           (0.4)          (0.2)             -              -

Equity share of losses in
  affiliates                        (0.9)          (1.3)          (2.1)          (1.5)          (1.2)
-----------------------------------------------------------------------------------------------------
Total other income/(expense)      $  7.1        $  (3.8)       $  (1.3)        $  5.1         $  5.7
-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------

- in the second half of fiscal 1995, Draxis discontinued equity accounting for its investment in DAHI, but resumed equity accounting for its investment in fiscal 1996;

- the Company's historical operating results since 1992 can be summarized as follows:

-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------
                                                              (MILLIONS)                       SIX
                                                        YEAR ENDED DECEMBER 31                MONTHS
-----------------------------------------------------------------------------------------------------
                                   1992           1993           1994           1995           1996
                                 --------------------------------------------------------------------
Income from operations, as
  defined                         $  3.4         $  1.3         $  5.0         $  0.7        $  (2.7)

Other income/(expense)               7.1           (3.8)          (1.3)           5.1            5.7
-----------------------------------------------------------------------------------------------------
Sub-total                           10.5           (2.5)           3.7            5.8            3.0

Depreciation and amortization        0.4            0.6            0.9            1.3            0.8
-----------------------------------------------------------------------------------------------------
Income/(loss) before income
  taxes                             10.1           (3.1)           2.8            4.5            2.2

Income taxes                         4.1           (1.0)           1.7            2.1            0.4
-----------------------------------------------------------------------------------------------------
Net income/(loss)                 $  6.0        $  (2.1)        $  1.1         $  2.4         $  1.8
-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------

PROJECTED OPERATING RESULTS
--------------------------------------------------------------------------------

The Company's historical operating results are not indicative of future expected results, given that:

- sales of Eldepryl and Novo-Selegiline are declining, with sales of Novo-Selegiline ending in 1999 with the expiration of the profit sharing agreement between Draxis and Novopharm;

- sales of new products recently introduced to the market by Draxis (Kerasal, Anipryl and consumer health care products) will increase, along with profitability once the cost of product introductions declines;

- two new products (Modafinil and LipoTeca) are in the late stages of development and are expected to be brought to market during the projection period;

- the Company expects that the first indication for ALA Photodynamic Therapy will be approved and sales will commence during the projection period; and,

- the Company has a number of new products, or extension of existing products, in early to middle stage development that will potentially be brought to market sometime after the year 2000.

In April 1996, the management of Draxis prepared a ten year projection of operating results for the years 1996 to 2005. The projected results for the years 1996 to 2000 have been updated for purposes of our valuation analysis based on events to June 30, 1996. The major assumptions underlying the five year projections used in our valuation analysis are described below:

- sales of existing neurological drugs will gradually decline, primarily a result of a decline in selegiline sales as the agreement with Novopharm ends in 1999;

- sales of other existing products recently introduced to the market (primarily Kerasal, Anipryl and consumer health care products) will gradually increase as market penetration is achieved;

- sales of Modafinil for the treatment of narcolepsy will commence and gradually increase during the projection period;

- LipoTeca for the treatment of keloids will be introduced to the market and sales will gradually increase during the projection period;


--------------------------------------------------------------------------------

- ALA Photodynamic therapy for the treatment of actinic keratoses will be introduced to the market, with significant sales volume not expected for several years;

- product sales will become profitable in 1997, after a loss in 1996 caused by lower sales volume and the expense of promoting sales of Kerasal, Anipryl and consumer health care products, with profit margins gradually increasing during the projection period;

- other income during the years 1997 to 2000 consists primarily of interest earned on cash balances;

- depreciation and amortization will decline in 1999 primarily as a result of license fees for Permax being fully amortized;

- income tax expense will average 40 per cent, which approximates the Company's current consolidated average marginal rate (future income tax rates may vary materially depending on the jurisdiction that Draxis operates from or sells to); and,

- equity earnings result from the Company's investment in DAHI (and assumes that the proposed Share Exchange transaction has not been consummated).

Draxis management has represented to us that the projections are reasonable for purposes of our Formal Valuation. For strategic and competitive reasons, at the request of Draxis we have not specifically disclosed the full assumptions represented to us, or the actual projections used in the Formal Valuation. Management concedes, and we concur, that the projections are based on expectations of future events which cannot be verified, including the outcome of clinical trials. There are no assurances that actual results will coincide with projected results. Variances will occur and these variances will likely be significant.


--------------------------------------------------------------------------------

XV  PHARMACEUTICAL / HEALTH CARE INDUSTRY
--------------------------------------------------------------------------------

The pharmaceutical industry consists of companies which, directly or indirectly, research, develop, manufacture and commercialize diagnostic and therapeutic products and therapies for the prevention and the treatment of diseases. The end products are prescription or over-the-counter drugs.

The industry is segmented into three kinds of companies:

i)    brand name companies that develop and market the original products;

ii) generic companies that produce and market the generic versions of original products when patents expire. This is only true in Canada since February 4, 1993 when Bill C-91 abolished compulsory licensing; and,

iii) small research and development oriented biopharmaceutical companies that make strategic alliances with major pharmaceuticals companies.

IMS Canada, a market intelligence company, predicts that the total ethical (non-generic) market will grow at a 3.5 per cent annual growth rate to reach a total sales volume of $6.5 billion by the year 2000. Retail sales are expected to grow at 3.7 per cent per year to $5.6 billion in the year 2000. Hospital sales are expected to grow at 2.4 per cent per annum to $0.9 billion in the year 2000.

According to the Pharmaceutical Manufacturing Association of Canada ("PMAC"), representing over 100 Canadian members, the industry is facing tremendous challenges, including escalating research and development costs, growing pressure to control drug costs, and increasing competition between companies. The Canadian market is experiencing a major restructuring:

- pharmaceutical companies are merging to ensure significant cash resources are available to fund research and development;

- there is a significant trend to sub-contracting portions of research, clinical trials and manufacturing;

- pharmaceutical companies are entering into joint ventures and/or strategic alliances with smaller research and development oriented firms in specific fields of research;

--------------------------------------------------------------------------------
                                                                              77

- with the passage of Bill C-91, which received royal assent in February 1993, compulsory licensing has been abolished forcing generic companies to wait for the expiry of patents to produce and commercialize generic versions; and,

- there is a trend to globalization with large multi-nationals rationalizing world-wide manufacturing operations to achieve greater economies of scale. Continuing consolidation of the world pharmaceutical industry is expected.

THE GENERIC DRUG INDUSTRY
--------------------------------------------------------------------------------

Generic drug companies develop and commercialize original products for both prescription and over-the-counter markets. IMS Canada estimates the size of the Canadian generic product market around $735 million. Apotex and Novopharm are the largest participants in the Canadian market.

This industry segment had been strongly developed before 1987 when the legislation forced the licensing of original products before the expiry of the patent. The life of a patent was also shorter before this same legislation.

Generic companies are increasingly a significant factor in the pharmaceutical industry mainly due to: i) governments, motivated by their fiscal deficits, are more and more inclined to buy generic drugs; and, ii) benefiting from an extensive distribution network and a low cost manufacturing process, generic companies enter into joint ventures with pharmaceutical companies that want to extend their profit stream on original drugs.

When a patent expires, the competition is centered on product price. While pharmaceutical companies incur high costs because they pursue intensive research and development costs to develop new drugs and must also be remunerated for a relatively high risk, generic companies are specialized in low cost manufacturing processes and distribution networks. It is not uncommon for generic producers to gain 40 to 70 per cent of the market for a product within two to three years of patent expiry based on pricing of approximately 60 per cent of the price of the original drug. Consequently, generic companies have significantly lower net profit margins.

--------------------------------------------------------------------------------
                                                                              78

REGULATORY ISSUES
--------------------------------------------------------------------------------

To launch a new drug in Canada or in the United States, pharmaceutical companies must prove to the Canadian HPB or the U.S. FDA that the new drug is efficient and safe. The systems may be the most demanding in the world. The United States Congressional Office of Technology Assessment estimates that it takes 12 years on average to bring a new drug from its pre-clinical stage to the commercialization phase.

CLINICAL TRIALS
--------------------------------------------------------------------------------

PRE-CLINICAL TRIALS

The drug must be tested in vitro on different animal species before being tested in humans. This stage of the development measures the therapeutic in vitro activities of the new drug and evaluates the pharmacokinetic properties and toxicity effects on animals. It also indicates the degree of absorption of the drug, its transformation within other substances and its excretion within the fluids. This period may vary, but lasts 3.5 years on average.

PHASE I - CLINICAL TRIALS

The primary goal of this phase is to collect pharmacokinetic and tolerability data in connection with the proposed use of the drug on humans.

PHASE II - CLINICAL TRIALS

Generally, this phase may last one to two years and involves a limited number of related patients already affected by the disease to be treated. The main objective is to establish the optimal dosage and the efficacy of the drug. New information on the safety of the drug is also gathered.

PHASE III - CLINICAL TRIALS

This phase may last one to three years on average and will involve the administration of the drug to hundreds or thousands of patients. It usually involves multi-center trials which may be conducted in many different health centres around North American, Europe and possibly Asia.

--------------------------------------------------------------------------------
                                                                              79

PHASE IV - CLINICAL TRIALS AND COMMERCIALIZATION

This phase takes place after the approval of the drug by health regulatory authorities. This phase allows the company to gather additional information about the long term effects of the new drug and, occasionally, to compare with competitive products.

REGULATORY APPROVAL

The FDA and the HPB will need from one to two years to review the results of the clinical and preclinical studies. The new drug may or may not be approved, or additional information may be requested prior to an approval decision.

According to PMAC, there is on average a 50 per cent probability of success of reaching the requirements at each clinical trial phase.


--------------------------------------------------------------------------------
                                                                              80

XVI DRAXIS VALUATION APPROACH
--------------------------------------------------------------------------------

Our valuation of the common shares of Draxis as at June 30, 1996 assumes that the Share Exchange has been completed and Draxis owns, through its subsidiaries or affiliates, 100 per cent of DAHI. In this way we are valuing the actual consideration being received by the DAHI shareholders, i.e. at the time of the DAHI shareholders receiving 1.35 Draxis common shares for each DAHI common share, the fair market value of the Draxis common shares includes the value of 100 per cent of DAHI.

VALUATION THEORY
--------------------------------------------------------------------------------

The two basic approaches used to determine the fair market value of a business are the going concern approach and the liquidation approach. The liquidation approach is used if future earnings are not expected to provide an adequate rate of return on investment, or the nature of the business is such that its value is closely related to the liquidation value of underlying assets. The going concern approach is used if the business is expected to be able to operate profitably or with a potential for future profits and positive cash flow.

Based upon our discussions with management of Draxis, and our review of the Company's reported financial position, its historical operating results and its projected operating results, we have concluded that the Company should be valued using a going concern approach. There are several generally accepted methods to determine the going concern value of a business. These include the capitalized earnings approach, the capitalized cash flow approach, the discounted cash flow approach, the net tangible asset approach, and the market comparable approach.

Based on our experience in business valuations, mergers, acquisitions and divestitures, and on our understanding of Draxis and the pharmaceutical industry, we have selected the discounted cash flow ("DCF") approach to determine the fair market value of the pharmaceutical/health care business of Draxis and the net tangible asset ("NTA") approach to determine the fair market value of the net corporate assets of Draxis.


--------------------------------------------------------------------------------
                                                                              81

Under the DCF approach, fair market value is determined as the present value of expected future cash flow. Specifically, the net after-tax cash flow that the business is expected to generate is projected over an explicit forecast period. The projected cash flow, together with the residual value of the business at the end of the forecast period, are discounted at an appropriate rate, resulting in the value of the business operations.

In order to assess the reasonableness of the fair market value of the pharmaceutical/health care business calculated using the DCF approach, we have compared our value to other secondary approaches that we considered appropriate.

Under the NTA approach, fair market value is determined by adjusting the recorded book values of all assets and liabilities (other than those used in the pharmaceutical/health care business) to their fair market values as at the valuation date. We have deducted the recorded book value of Draxis' 44 per cent investment in the shares of DAHI and added the fair market value of a 100 per cent investment in the shares of DAHI. For purposes of determining the fair market value of DAHI, we have used the en bloc fair market value as calculated in Section VIII of this report, adjusted to reflect a reduction in inherent risk associated with DAHI's projected financial results once DAHI is wholly-owned by Draxis and to reflect the estimated costs, including professional and advisory fees, to acquire 100 per cent of DAHI.

We do not consider the net corporate assets of Draxis to be redundant, even though they are not required in the day-to-day operations of the pharmaceutical/health care business. The cash reserves have been built up in order for Draxis to take advantage of opportunities to acquire or invest in new products or companies (such as DAHI), and management expects to maintain its investment in other corporate assets. An underlying assumption is that Draxis will be able to successfully deploy its cash resources to at least recoup the present value of its cash.

REASONS FOR SELECTION / REJECTION OF VALUATION APPROACHES
--------------------------------------------------------------------------------

We have selected the DCF approach primarily because of its focus on future, as opposed to historical, results. As noted earlier, the Company's historical results are unlikely to be indicative of future expected results.

The capitalized earnings approach, whereby maintainable earnings are capitalized at an appropriate multiple to reflect the risk of the Company maintaining these earnings as well as future growth prospects, was considered and rejected as an appropriate valuation approach for Draxis. The Company's earnings have


--------------------------------------------------------------------------------
                                                                              82
fluctuated widely during the past five years and past earnings are not indicative of the future potential of the Company. In 1996, for example, Draxis expects to sustain losses as profitability on mature products declines and new products enter the market with associated new product launch costs.

The capitalization of maintainable cash flow approach, whereby maintainable cash flows are capitalized at a multiple to reflect the risk of the Company maintaining those cash flows as well as future growth prospects, was considered by us and rejected for similar reasons to the capitalized earnings approach.
The Company's historical cash flows have fluctuated widely and the current year negative cash flows are not indicative of expected cash flows during the next five years.

The tangible asset approach, whereby tangible and identifiable intangible assets and liabilities are adjusted to their respective market values at the valuation date in order to determine the adjusted value of net equity, was considered by us and rejected for purposes of valuing the pharmaceutical/health care business since this approach does not contemplate potential goodwill value in the business operations of Draxis from expected future profitability on existing products and new products in development.

The market comparable approach, whereby the fair market value of Draxis is determined by reference to share prices and trading multiples for publicly traded companies comparable to Draxis, was considered by us and rejected as a primary method for determining the value of the Company. While no two companies are so alike that they are directly comparable, in the pharmaceutical industry every company's value is a function of the growth and earnings prospects of existing products and products in various stages of development. The product profile for Draxis is not comparable to any other company in the marketplace.
We believe, however, that the market comparable approach is appropriate as a secondary approach for assessing the reasonableness of the values determined by us using the DCF approach.


--------------------------------------------------------------------------------
                                                                              83

XVII  DRAXIS VALUATION CALCULATIONS
--------------------------------------------------------------------------------

Our calculation of the fair market value of Draxis consists of two components:

- the value of the Company's pharmaceutical/health care business, which comprises the sale of existing products and development of new products to be brought to market; and,

- the value of the Company's net corporate assets, which is comprised of investments in subsidiaries and other assets and liabilities not required in the pharmaceutical/health care business operations.

The value of the pharmaceutical/health care business has been determined using a DCF approach. The value of investments and other assets and liabilities has been determined using an NTA approach. The recorded book value of assets and liabilities at June 30, 1996 pertaining to each component are as summarized in
Section XIV of this report.

PHARMACEUTICAL / HEALTH CARE BUSINESS
--------------------------------------------------------------------------------

As set out in the following table, using a DCF approach we have determined the value of the pharmaceutical/health care business of the Company to be in the range of $48.8 million to $57.9 million.

--------------------------------------------------------------------------------
                                                                              84

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                                 (MILLIONS)
                                                                   RANGE
--------------------------------------------------------------------------------
PRESENT VALUE OF NET AFTER-TAX OPERATING CASH FLOW

JULY 1, 1996 TO DECEMBER 31, 2000
    Discount rate                                               28%         23%
    Present value amount                                   $    7.8    $    8.9
--------------------------------------------------------------------------------
PRESENT VALUE OF RESIDUAL VALUE AS AT DECEMBER 31, 2000
    Residual value                                         $  124.5    $  124.5
    Discount rate                                               28%         23%
    Present value amount                                   $   41.0    $   49.0
--------------------------------------------------------------------------------
TOTAL PRESENT VALUE                                        $   48.8    $   57.9
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

As stated earlier, at the request of Draxis management we have not disclosed the actual five year projection of net after-tax cash flow for strategic and competitive reasons.

Our DCF calculation consists of the following components:

- a review of management's projections for the period 1996 to 2000 based on discussions and the results of other due diligence procedures that we considered necessary;

- an adjustment to management's projections to exclude income/losses relating to investments and other assets and liabilities, the value of which is considered using the NTA approach;

- an adjustment to management's projections to calculate net after-tax cash flow by adding back depreciation and amortization, deducting an estimated amount for investment in working capital and fixed assets necessary to support future pharmaceutical/health care business operations, and deducting cash outlays required during the projection period to acquire the rights to sell existing products and continue developing new products;

- discount rates in the range of 23 to 28 per cent, which reflect our estimate of the rate of return required by an investor given the risks inherent in realizing the projected cash flows; and,


--------------------------------------------------------------------------------
                                                                              85

- the residual value of the Company's pharmaceutical and health care business at the end of the projection period, which we determined using a capitalized earnings approach.

For purposes of the DCF calculations, we have not adjusted the Company's capital structure from the current all-equity base. While there is potential to finance a portion of the operating assets with debt, we believe that the amount of debt financing and its impact on the valuation calculations would not be significant. A company such as Draxis is reliant on equity capital, given the nature of, and risks inherent in, the Company's cash flows, as well as the small amount of tangible operating assets required in the business.

We have deducted interest income, net of income tax at 40 per cent, and equity losses/earnings from the DAHI investment, since these amounts do not relate to the Company's pharmaceutical/health care operations.

We have estimated the amount of cash flow required to increase the Company's investment in working capital and fixed assets, as well as to acquire rights under license, as follows:

- since the primary component of working capital is accounts receivable, we have estimated the increase in working capital by reference to the ratio of sales to working capital as at the valuation date, or approximately $1.00 of working capital for every $5.00 of sales (i.e. as sales increase, so does the amount of working capital required, in particular to fund accounts receivable);

- fixed assets expenditures are relatively low, given the nature of the Company's operations, and we have estimated sustaining capital investment, net of tax shield, of $100,000 per year beginning in 1997, based on actual expenditures over the past five years; and,

- additional payments, net of tax shield, to acquire licenses or other rights to sell and develop products have been determined with reference to the Company's existing contractual obligations.


--------------------------------------------------------------------------------
                                                                              86

A discount rate of 23 to 28 per cent has been selected for purposes of discounting cash flows. As set out below, we determined the equity rate of return on the basis of three components, namely, the risk-free rate prevailing at the valuation date, a market equity risk premium and a specific equity risk premium. The risk-free rate and the market equity risk premium were determined on the basis of objective data observed in the marketplace. The specific equity risk premium was determined on the basis of a judgmental assessment of the risks associated with an investment in the shares of the Company. Each of these three components is discussed below.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
    Yield on long-term Government of
      Canada bonds at June 30, 1996                         8.0%       8.0%
    Premium for small cap stock issues over
      the risk-free rate, TSE historical average           10.0       10.0
    Specific risk premium                                   5.0       10.0
--------------------------------------------------------------------------------
    Required rate of return on equity                      23.0%      28.0%
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The risk-free rate represents the prevailing rate of return on long-term Government of Canada bonds as at the valuation date, which approximated 8.0 per cent (10 year bond - 7.8 per cent, 30 year bond - 8.1 per cent). A long-term rate, rather than a short-term rate was used since the en bloc value of the Company presumes a long-term investment given the nature of its operations.

An investor that will bear all the risks associated with an investment in common shares will not be content to earn a risk-free rate of return. Thus, a general market equity risk premium was added to the risk-free rate in order to provide an allowance for additional risks associated with an investment in common shares.

The general market equity risk premium was determined on the basis of the average additional return (over and above the risk-free rate) that investors have earned on small-cap common stock investments in the past. In Canada (measured using TSE returns), the average return on small-cap common stock investments has been approximately 10 per cent higher than the long-term Government of Canada Bond rate. Similar premiums over the long-term, risk-free rate have also been earned, on average, on common stock investments in the U.S. (measured using NYSE returns).

The specific equity risk premium represents the added return that an investor would require for the additional risk of an investment in Draxis, relative to an investment in the overall stock market. The specific equity risk premium was determined on the basis of a judgmental assessment of the risks associated with an investment in Draxis. We have used a specific risk premium in the range of 5 to


--------------------------------------------------------------------------------
                                                                              87

10 per cent which reflects the following risks or opportunities specific to the
Company:

- revenues from neurological products and the Lipopharm division are expected to gradually decline, revenue from podiatry, veterinary and consumer health care products, all introduced in 1996 or late 1995, will increase, and revenues from new products (Modafinil, LipoTeca and ALA Photodynamic Therapy) to be introduced to the market by Draxis will gradually increase during the projection period;

- opportunities exist for Draxis to add to its existing and developing neurological and dermatological product lines by acquiring new product rights and creating incremental value from the Company's strengths in developing and obtaining approval for new products and feeding these new products into existing marketing and distribution networks;

- the Company holds rights to a range of products in various stages of development, some of which will eventually contribute to earnings and allow for continued growth and cash flows, and/or replace existing cash flows, beyond the projection period;

- existing financial resources provide Draxis with the ability to support operations and new product development in the event of fluctuations in expected future cash flows, and to take advantage of opportunities to acquire new products or distribution networks;

- the Company is not dependent on the success of any one particular product, effectively spreading the risk of technological and product acceptance and uncertainty over a number of existing and developing products and markets;

- the possibility of alternative or generic products (in particular for Eldepryl) entering the market during the projection period may have an adverse effect on expected future cash flows;

- many of Draxis' existing products are subject to government regulation, including pricing and profitability constraints, and changes to these regulations may adversely affect future profits;

- there are regulatory approval risks associated with existing products and new products not approved as at the valuation date (Modafinil, LipoTeca and ALA Photodynamic Therapy), including the risk that existing products may be subject to additional regulatory requirements, the risk that new products may


--------------------------------------------------------------------------------
                                                                              88
    not be approved and the risk that approval of new products, and hence the product launch dates, may be delayed;

- there is the risk of technological obsolescence for Draxis' existing and developing products;

- there is uncertainty whether patents affecting the Company's products will be sufficiently broad to protect Draxis' rights thereunder, as well as uncertainty over the potential cost to Draxis to protect its rights through litigation;

- Draxis may be unknowingly and/or inadvertently infringing on patents owned by third parties, with the potential for litigation against the Company;

- Draxis is dependent on various arm's-length parties under licensing, manufacturing, distribution and product development agreements and any changes to these agreements may have a significant impact on the expected results of the Company's operations;

- the Company is reliant on third parties to manufacture its products, since it has no manufacturing facilities; and,

- the sale of approved pharmaceutical products can expose a company to liability claims from their use and even though Draxis presently has liability insurance, such claims could have a significant adverse impact on the Company's financial position and future profitability.

To assess the reasonableness of the required rates of return on equity used in our DCF calculation, we reviewed the annual reports and prospectuses of companies in the pharmaceutical and health care industry for indications of published required rates of return. This information, however, is not typically disclosed by companies and generally kept confidential. We are aware that at least one company has disclosed that it has a minimum required rate of return of 20 per cent for the acquisition of royalty rights for products already in the market and higher rates for products expected to be brought to market in the medium-term (one to three years) or long-term.

In our view, rates of return in the range of 23 to 28 per cent are reasonable, given that Draxis' projected cash flows result from a combination of both existing and future products.

We determined the residual value of the Company at the end of the year 2000 using a capitalized earnings approach. Under this approach, expected maintainable earnings (before equity earnings of DAHI) are capitalized by a factor that reflects the risk of the investment and the Company's future growth


--------------------------------------------------------------------------------
                                                                              89
opportunities. We calculated the residual value of Draxis at the end of the year 2000 based on projected net income in the year 2000 and an earnings multiple of 15.

A multiple of 15 times maintainable earnings was selected based on the same factors considered for the selection of the discount rate, as well as a review of the future potential cash flows to be earned from products currently being developed by the Company but not expected to be brought to market before the year 2001.


--------------------------------------------------------------------------------
                                                                              90

INVESTMENTS AND OTHER ASSETS AND LIABILITIES
--------------------------------------------------------------------------------

In order to determine the fair market value of the Company's investments in DAHI and Bone Care and other assets and liabilities, we have adjusted their recorded book values to fair market value in order to calculate net tangible asset value. The recorded book values and tangible asset values are set out below:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                        (MILLIONS)
                                            -----------------------------------
                                             JUNE 30,
                                               1996
                                             RECORDED
                                               BOOK       NET TANGIBLE ASSET
                                              VALUE           VALUE RANGE
--------------------------------------------------------------------------------
 INVESTMENT IN DAHI
    Common shares                           $  0.9      $  36.9      $  51.5
    Convertible debt                           3.5          3.5          3.5
--------------------------------------------------------------------------------
    Total                                      4.4         40.4         55.0
--------------------------------------------------------------------------------
 INVESTMENT IN BONE CARE
    Common shares (118,421)                    0.7          1.1          1.1
--------------------------------------------------------------------------------
 CASH HELD IN EXCESS OF WORKING CAPITAL
  REQUIREMENTS                                28.4         28.4         28.4
--------------------------------------------------------------------------------
 OTHER ASSETS AND LIABILITIES
    Corporate receivables, loans and
     advances                                  1.1          1.1          1.1
    Loans to New IHS LLC joint venture         1.0          1.0          1.0
    Unamortized goodwill                       1.5          -            -
    Income taxes (current and deferred)       (0.8)        (0.8)        (0.8)
--------------------------------------------------------------------------------
    Total other assets and liabilities         2.8          1.3          1.3
--------------------------------------------------------------------------------
 TOTAL                                      $ 36.3      $  71.2      $  85.8
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                                                                              91

For Draxis' investment in DAHI common shares, the June 30, 1996 recorded book value of $0.9 million represents a 44 per cent investment as recorded in Draxis' consolidated financial statements. The net tangible asset value range of $36.9 million to $51.5 million represents a 100 per cent investment in the shares of DAHI recorded at fair market value, with fair market value determined using the DCF approach resulting in considerable goodwill value inherent in DAHI (see
Section VIII).  DAHI's range of fair market values is calculated as follows:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                       (millions)

DAHI en bloc fair market value in $U.S.
 (Section VIII)                                  $  25.3        $  34.5
DAHI en bloc fair market value in $CDN
 (1.3639 exchange rate)                          $  34.5        $  47.1
Add increase in fair market value due to a
 reduction in inherent risk                          5.1            7.1
Deduct estimated costs to acquire 100 per cent
 of DAHI                                            (2.7)          (2.7)
--------------------------------------------------------------------------------
Revised fair market value of 100 per cent
 of DAHI owned by Draxis                         $  36.9        $  51.5
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The increase in fair market value due to a reduction in inherent risk results from a decrease in the discount rates used to calculate the present value of DAHI's projected net after-tax operating cash flow. Instead of using discount rates of 30 to 35 per cent in years one through five and 35 to 40 per cent in years six through ten including the residual value, we have used discount rates of 27.5 to 32.5 per cent and 32.5 and 37.5 per cent, respectively. The 2.5 per cent decrease in discount rates represents our assessment of the reduction in inherent risk associated with DAHI's projected financial results once DAHI is wholly-owned by Draxis. The risk of DAHI obtaining sufficient financing, as identified in Section VIII, is largely eliminated with Draxis' commitment of funds in connection with acquiring 100 per cent of DAHI.

Based on discussions with Draxis management, costs to complete the acquisition of 100 per cent of DAHI, including professional and advisory fees, are estimated to be $2.7 million. This amount represents costs for both Draxis and DAHI. We have deducted this amount to reflect the impact on the value of Draxis' net corporate assets assuming the Share Exchange has been completed.


--------------------------------------------------------------------------------
                                                                              92

In calculating the en bloc fair market value of DAHI, we have deducted the portion of value attributable to the convertible debt held by Draxis. Therefore, there is no adjustment to the recorded book value in determining the net tangible asset value of the convertible debt.

In order to acquire the remaining shares of DAHI not already owned, Draxis will issue 5,718,438 common shares from treasury. Since Draxis owns a small minority interest in Bone Care (approximately three per cent), for purposes of our valuation, the fair market value of its investment in Bone Care is based on the June 28, 1996 closing share price of $6.50 U.S. (Bone Care is traded on NASDAQ).

We have accepted the recorded book values of other assets and liabilities for purposes of determining tangible asset value, although no value has been attributed to goodwill. On a net basis, the value of the other assets and liabilities is not significant to the overall valuation of Draxis.

VALUATION CALCULATION
--------------------------------------------------------------------------------

The en bloc fair market value of Draxis at June 30, 1996, after giving effect to the acquisition of DAHI by Draxis, is in the range of $120.0 million to $143.7 million, calculated as follows:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                             (MILLIONS)
--------------------------------------------------------------------------------
  Value of pharmaceutical/health care business
   based on the DCF approach                          $   48.8       $   57.9
  Value of investments in DAHI and Bone Care,
   cash held in excess of working capital
   requirements and other assets and liabilities
   based on the NTA approach                              71.2           85.8
--------------------------------------------------------------------------------
  En bloc fair market value of Draxis                 $  120.0       $  143.7
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------



--------------------------------------------------------------------------------
                                                                              93

On a diluted per share basis, the proportionate en bloc fair market value of Draxis is $3.79 to $4.47 per common share after giving effect to the acquisition of DAHI by Draxis, but before consideration of any minority discount, calculated as follows:


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                              (MILLIONS)
--------------------------------------------------------------------------------
En bloc fair market value of Draxis                     $  120.0       $  143.7

CASH PROCEEDS ON CONVERSION OF OPTIONS AND WARRANTS:
  Draxis (Section XII)                                       9.3            9.3
  DAHI (Section III $2.0 million U.S., converted to
   $CDN at 1.3639)                                           2.7            2.7
--------------------------------------------------------------------------------
Value for calculating diluted per share value           $  132.0       $  155.7
--------------------------------------------------------------------------------
Draxis issued and outstanding common shares           23,375,220     23,375,220
Draxis common shares issued to acquire DAHI (1)
 [(7,544,698 - 3,308,818) x 1.35]                      5,718,438      5,718,438

SHARES ISSUED ON CONVERSION OF OPTIONS AND WARRANTS:
   Draxis (Section XII)                                4,195,158      4,195,158
   DAHI (Section III excluding convertible debt
    1,171,976 x 1.35)                                  1,582,168      1,582,168
--------------------------------------------------------------------------------
Shares for calculating diluted per share value        34,870,984     34,870,984
--------------------------------------------------------------------------------
Diluted per share values                                 $  3.79        $  4.47
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) DAHI shares issued and outstanding at June 30, 1996 7,544,698 less shares owned by Draxis through its subsidiaries or affiliates 3,308,818, times the exchange ratio of 1.35.


--------------------------------------------------------------------------------
                                                                              94

XVIII  DRAXIS REASONABLENESS OF VALUATION CALCULATIONS
--------------------------------------------------------------------------------

Where possible, a valuator will use secondary approaches to test the reasonableness of valuation conclusions determined in a notional valuation. For purposes of this section, we have excluded the impact of increasing Draxis' investment in DAHI from 44 per cent to 100 per cent on en bloc and diluted per share values. With DAHI at 44 per cent, Draxis' en bloc fair market value would be in the range of $98.0 million to $111.8 million and the proportionate en bloc diluted per common share fair market value would be in the range of $3.89 to $4.39.

DRAXIS SHARE PRICE
--------------------------------------------------------------------------------

We have compared our calculation of a diluted share price for Draxis to both the share prices at which Draxis has recently traded on the TSE and to other publicly traded biotechnology companies. During the six months prior to June 30, 1996, Draxis shares have traded between $2.15 and $6.55, as follows:


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                    TSE PRICE                   TSE/NASDAQ
                             -------------------------         ------------
                                                                  Volume
Period (1996)                High      Low       Close           (millions)
--------------------------------------------------------------------------------
June 1 to 30                 6.55      4.50      4.75               7.1
May 1 to 31                  5.60      4.57      4.70               2.8
April 1 to 30                5.20      4.10      4.75               2.7
March 1 to 31                5.00      4.05      4.30               2.8
February 1 to 29             5.63      3.65      5.00               9.3
January 1 to 31              4.10      2.15      3.70               5.3
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                                                                              95

Our calculation of the diluted share price of Draxis compares to the range of recent market prices as follows:

--------------------------------------------------------------------------------
                                                 HIGH                LOW
Valuation at June 30, 1996 (DAHI at 44
  per cent)                                   $  4.39             $  3.89
Draxis market prices:
  April 1 to June 30, 1996                    $  6.55             $  4.10
  January 1 to March 31, 1996                    5.63                2.15
  April 22, 1996 warrant issue price                     $  4.25
--------------------------------------------------------------------------------

We believe that our valuation is reasonable, given the range of publicly traded share prices over the last six months and the April 22, 1996 warrant issue price. At the high end of the range in June 1996, the share price reflected a positive market reaction to the biotechnology sector as a whole. At the low end of the range, the share price had yet to reflect favourable events announced by the Company early in the year. Each of these points is further explained below.

The recent volatility in the Draxis share price can be partially explained by reference to the general market reaction to the stock prices of Canadian biotechnology companies, as follows:





----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
                                       TOP 30 CANADIAN BIOTECH CO'S                      DRAXIS ($CDN)
                                  --------------------------------------       ---------------------------------------
                                                                  %                                            %
                                                   %            Change                          %            Change
                                                 Change          From                         Change          From
                                                  per           June 30,                       per           June 30,
Period                            Index(1)       Period          1995          Index(1)       Period          1995
----------------------------------------------------------------------------------------------------------------------
June 30, 1995                       100                                         100
December 31, 1995                   128           28              28            097            -3              -3
March 31, 1996                      179           40              79            195            101             95
May 31, 1996                        233           30             133            213             9             113
June 30, 1996                       210          -10             110            215             1             115
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------



(1) June 30, 1995 biotech/Draxis CDN share price equals 100


--------------------------------------------------------------------------------
                                                                              96

In the past year, the share prices of the top 30 Canadian biotechnology companies have increased by 110 per cent, compared with 115 per cent for Draxis. Between March 31 and June 30, 1996, the top 30 Canadian biotechnology companies share prices increased by 17 per cent, compared with 10 per cent for Draxis.

A similar market reaction to the stock prices of biotechnology companies occurred in the U.S., although the increase in prices was not as significant and occurred mostly in the second half of 1995 as opposed to primarily the first three months of 1996 for Draxis.



----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
                                            NASDAQ BIOTECH INDEX                         DRAXIS ($U.S.)
                                  ----------------------------------------     ---------------------------------------
                                                                  %                                            %
                                                   %            Change                          %            Change
                                                 Change          From                         Change          From
                                                  per           June 30,                       per           June 30,
Period                            Index(1)       Period          1995          Index(1)       Period          1995
----------------------------------------------------------------------------------------------------------------------
June 30, 1995                      100                                          100
December 31, 1995                  151             51             51            097            -3              -3
March 31, 1996                     151             -              51            194            100             94
May 31, 1996                       163             8              63            211             9             111
June 30, 1996                      146            -10             46            213             1             113
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------


(1) June 30, 1995 biotech/Draxis U.S.  share price equals 100


At the high end of the range, we are of the opinion that the Draxis share price included some speculative value that resulted from the general euphoria surrounding the biotechnology sector during the period March to June 1996. Draxis had announced promising clinical results earlier in the year for Modafinil and LipoTeca, the potential of which the market could only guess at. The realization that these new drugs will take some time to come to market, as well as the fact that some development and HPB approval risk still remains, caused the price to retreat from its high.

Earlier in 1996, the increase in the Draxis share price from December 31, 1995 was likely a result of the following favourable announcements by the Company (as well as the favourable announcements made by DAHI as described earlier):

-  January 10, 1996 - agreement with DAHI for Draxis to sell Anipryl in Canada;

- January 29, 1996 - statistically significant results from the LipoTeca phase III clinical trials;


--------------------------------------------------------------------------------
                                                                              97

- February 8, 1996 - 1995 fourth quarter/annual results (earnings per share doubles in 1995), Modafinil NDS expected in June 1996, Kerasal launch expected to contribute to 1996 revenues;

- February 28, 1996 - statistically significant results from the Modafinil phase III clinical trials; and,

- March 11, 1996 - investment in DUSA Pharmaceuticals, Inc. sold for a gain of $6.0 million.

TANGIBLE ASSET BACKING
--------------------------------------------------------------------------------

The table below sets out the en bloc value of Draxis in comparison to the Company's net tangible assets at book value, as well as the implied market-to-book multiples (market capitalization divided by recorded net book value). We have then compared the multiples for Draxis to the multiples observed in the top 30 Canadian biotechnology companies.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                        (MILLIONS)
                                                 RANGE OF FAIR MARKET VALUES
                                               -------------------------------
                                                   LOW               HIGH
                                               -------------------------------
DRAXIS
  En bloc value (DAHI at 44 per cent)            $ 98.0            $ 111.8
  Value of net tangible assets at book value       43.9               43.9
                                                 ------            -------
  Implied intangible value                       $ 54.1            $  67.9
                                                 ------            -------
  Implied market-to-book multiple                   2.2                2.5

TOP 30 CANADIAN BIOTECHNOLOGY COMPANIES
  Top 30 market-to-book multiple                           5.2
  Bottom 20 market-to-book multiple                        3.6
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                                                                              98

The market-to-book multiple for Draxis is significantly lower than for companies in the Canadian biotechnology sector. This is explained by the fact that approximately 50 per cent of the value of Draxis is attributable to both its investment in DAHI and its considerable cash reserves. If the value of Draxis' pharmaceuticals/health care business is compared to the net assets employed in this business, the market-to-book multiple is more comparable to companies in the Canadian biotechnology sector, as described below. We note, however, that many biotechnology companies have significant cash reserves, similar to Draxis.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                           (000s)
                                                 RANGE OF FAIR MARKET VALUES
                                                 ---------------------------
                                                   LOW               HIGH
                                                 ----------------------------
DRAXIS
  Value of pharmaceuticals/health care business   $ 48.8            $ 57.9
  Value of net tangible assets at book value         7.6               7.6
                                                  ------            ------
  Implied intangible value                        $ 41.2            $ 50.3
                                                  ------            ------
  Implied market-to-book multiple                    6.4               7.6

TOP 30 CANADIAN BIOTECHNOLOGY COMPANIES
  Top 30 market-to-book multiple                           5.2
  Bottom 20 market-to-book multiple                        3.6
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The amount of intangible value in the Company's pharmaceuticals/health care business implied by our valuation is high relative to the value of tangible assets, which in our view is attributable to the fact that most of the value of Draxis would reside in the product portfolio, its sales and distribution network, and its technical expertise, the value of which is not recorded on the Company's balance sheet. Our assessment of intangible value is confirmed by public share prices for other Canadian biotechnology companies, based on the high market-to-book multiples observed in the market.

TRANSACTION MULTIPLES AND TRADING MULTIPLES
--------------------------------------------------------------------------------

We are aware of numerous transactions to acquire pharmaceutical/health care companies over the past few years. There is a wide range of observed prices and resultant transaction multiples (such as purchase price divided by earnings, purchase price divided by sales, or purchase price divided by net book value), which is primarily a function of the specific product profiles of the companies acquired. We are of the view that there is little benefit to a comparison of our valuation of Draxis to observed transaction multiples, since Draxis is unique from any other company in the sector.


--------------------------------------------------------------------------------
                                                                              99

Similar to transaction multiples, we reviewed and analyzed trading multiples (such as current share price divided by earnings per share, current share price divided by sales per share, or current share price divided by net book value per share) for Canadian biotechnology stocks and observed a wide range. Trading multiples for the top 30 Canadian biotechnology companies at June 30, 1996, are summarized below, with comparative multiples for Draxis calculated using our range of fair market values.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                                       MARKET
                                                                        CAP/
                                             MARKET         MARKET     BOOK EX
                                            CAP/SALES      CAP/BOOK     CASH
--------------------------------------------------------------------------------
DRAXIS - RANGE OF FAIR MARKET VALUES
  High                                          7.5            2.5        6.1
  Low                                           6.6            2.2        5.0

TOP 30 CANADIAN BIOTECHNOLOGY COMPANIES
  Top 30                                       24.0            5.2       10.8
  Top 10                                       25.1            5.9       11.8
  Bottom 20                                    20.5            3.6        8.0
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The Draxis trading multiples are lower than those observed for the top 30 biotechnology companies. This is expected, since many of the biotechnology companies are in the research and development stage. In this stage, market capitalization already reflects future potential value, but sales are minimal and book values often reflect deficits from research and development expenditures.


--------------------------------------------------------------------------------
                                                                             100

XIX  DRAXIS CONCLUSION
--------------------------------------------------------------------------------

ASSUMPTIONS

In addition to assumptions noted elsewhere in this report, we have also assumed the following:

- the Company had no contingent liabilities, unusual contractual obligations or substantial commitments, or litigation pending or threatened, that would be material to our valuation conclusions, other than as disclosed to us and as referred to in this report;

- the June 30, 1996 financial position of the Company and its results of operations for the six months then ended would not be materially different were the interim financial statements to be subject to audit;

- all of the significant tangible assets and liabilities of the Company were recorded on its June 30, 1996 financial statements;

- federal and provincial income tax laws and U.S. tax laws prevailing at the valuation date will continue to prevail in the foreseeable future. The jurisdiction where Draxis operates and sells to could have a material impact on future tax rates;

- the projections of Draxis for the fiscal years ending December 31, 1996 through 2000, as prepared by management and updated to June 30, 1996, reflect management's best estimate as to expected future operating results subsequent to the valuation date; and,

- although management is currently in negotiations with a number of arm's-length third parties to acquire rights to new products or distribution systems, (including transactions with STEF International Corp. and Tican Pharmaceuticals, Ltd.), the results of which will potentially change the value of Draxis, our conclusions as to value will not be significantly affected.


--------------------------------------------------------------------------------
                                                                             101

CONCLUSION
--------------------------------------------------------------------------------

Based on the scope of our review and subject to the assumptions and restrictions included in our report, it is our opinion that the en bloc fair market value of all the issued and outstanding shares of Draxis at June 30, 1996, after giving effect to the acquisition of DAHI by Draxis ranges from $120.0 million to $143.7 million, or $131.9 million at the midpoint ($88.0 million U.S. to $105.4 million U.S., or $96.7 million U.S. at the midpoint).

This range of fair market values translates into proportionate en bloc diluted per common share values, before consideration of any minority discount, as follows:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                 RANGE       MIDPOINT
--------------------------------------------------------------------------------

Fair market value per diluted common
  share ($CDN)                              $ 3.79    $ 4.47    $ 4.13
Fair market value per diluted common
  share ($U.S. at 0.7332)                   $ 2.78    $ 3.28    $ 3.03
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                                                                             102

XX  DRAXIS AND DAHI OTHER VALUATION CONSIDERATIONS

There are other issues to be considered by the shareholders of DAHI and Draxis prior to their approval of the Share Exchange. The issues which have been considered by the directors of both companies are described in the draft Proxy Statement. The directors have also received advice with respect to the transaction from their respective advisors.

The contemplated transaction by Draxis to acquire the DAHI shares is more complex than a straight 1.35 Draxis share exchanged for each DAHI share. DAHI is presently owned 30 per cent by a Canadian subsidiary of Draxis called DPI. Another 14 per cent is owned by Draxis LLC (Delaware) which is owned by Draxis (90 per cent) and DPI (10 per cent). The DAHI ownership is visually displayed below:

                                       [GRAPH]


--------------------------------------------------------------------------------
                                                                             103

The proposed transaction, as described in the Exchange Agreement dated July 25, 1996, is as follows:

- in accordance with the Missouri Business Corporations Act and the Louisiana Business Corporation Law, DAHI will seek approval of its shareholders to merge with a newly formed corporation on a share for share basis with the Louisiana corporation to be the surviving corporation in the Reincorporation Merger; and,

- subject to approval and confirmation of the Reincorporation Merger, in accordance with the Louisiana Business Corporation Law each issued and outstanding share of common stock of the newly merged DAHI, other than shares held by holders electing to dissent from such exchange and shares held by Draxis or its affiliates, will be mandatorily exchanged for shares of Draxis common stock delivered by DPI. The exchange ratio will be 1.35 shares of Draxis for each share of DAHI.

The Exchange Agreement outlines that the dissent rights of holders of dissenting shares are entitled to payment by DAHI of the fair value of such shares in cash to the extent permitted by and in accordance with the provisions of the Louisiana Business Corporations Law and the Missouri Business Corporations Act. DAHI will be solely responsible for, and shall pay out of its own funds any amounts which become payable to holders of dissenting shares and such amounts shall not be paid directly or indirectly by Draxis, according to the Exchange Agreement.

Pursuant to legal advice given to DAHI and Draxis, for U.S. federal income tax purposes, it is intended that both the Reincorporation Merger and the Share Exchange will constitute tax-free reorganizations for DAHI shareholders holding such shares as capital assets.

Pursuant to legal advice given to DAHI and Draxis, the Reincorporation Merger should not result in a taxable gain or allowable capital loss for Canadian resident holders of DAHI common stock holding such shares as capital property. However, the Share Exchange will result in a taxable gain or loss for Canadian income tax purposes for Canadian resident holders of DAHI common stock.

Holders of dissenting shares will be paid fair value by DAHI, as per agreement between DAHI and its shareholders as to fair value, or, if no such agreement can be reached, as determined by the courts, assuming DAHI has adequate resources. Payment will not qualify for a tax deferral. The particular income tax consequences for each shareholder could vary from the foregoing circumstances depending on the specific tax situation of the shareholder and the joint management Proxy Statement encourages DAHI shareholders to seek tax advice.


--------------------------------------------------------------------------------
                                                                             104

DAHI will be solely responsible for and shall pay out of its own funds any amounts which become payable to holders of dissenting shares and such amounts shall not be paid directly or indirectly by Draxis. The potential income tax deferral applicable for U.S. income tax purposes could be jeopardized if Draxis were to provide funds for this purpose.

The affirmative vote of holders of two thirds of the outstanding shares of DAHI entitled to vote on the Reincorporation Merger is required to pass that resolution. In addition, the Exchange Agreement requires that the Reincorporation Merger be approved by the affirmative vote of holders of a majority of the outstanding shares of DAHI common stock represented in person or by proxy not held by Draxis or its affiliates or related parties.

In order to approve and adopt the Share Exchange, the affirmative vote of two thirds of the votes cast in person or by proxy at the meeting of the shareholders of the merged DAHI is required under Louisiana law. In addition, the Exchange Agreement requires that the Share Exchange plan be approved by the affirmative vote of holders of a majority of the votes cast in person or by proxy at the Louisiana special meeting by persons other than Draxis or its affiliates or related parties.

If there are a large number of dissenting shares, DAHI may not have the cash resources to purchase the shares at fair value, given their present cash balance of approximately $1.5 million U.S. Fair value may be different than the fair market value we have calculated herein, at the discretion of the courts.

As of the date of this report, the management of DAHI is making arrangements for a $2 million U.S. irrevocable letter of credit in its favour to provide the cash with which to acquire the common shares of dissenting DAHI shareholders, as necessary. It is possible that the amount of the letter of credit may not be sufficient to acquire all the dissenting shares. Legal counsel for DAHI has advised us that to the best of his knowledge, payments to the dissenting shareholders will not breach any law or regulation.

If DPI fails to acquire a minimum of 80 per cent of the merged DAHI shares upon completion of the Share Exchange, due to dissenting shareholders pursuant to the Exchange Agreement, DPI has the right to subscribe for a sufficient number of authorized but unissued merged DAHI shares to ensure that DPI achieves a minimum 80 per cent ownership.

In order for Draxis shares to be issued in connection with the Share Exchange, the affirmative vote of the holders of a majority of the outstanding common shares of Draxis cast in person or by proxy at the Draxis special shareholders meeting is


--------------------------------------------------------------------------------
                                                                             105
 required for approval under the rules of the TSE and the National Association of Securities Dealers, Inc.

Other non-cash considerations include potential benefits to both DAHI and Draxis by increasing the combined market capitalization of the combined entities. The increased market capitalization and future expected acquisitions, if successful, should allow for a wider interest level in order to allow for a larger investment size by institutional investors. Draxis has a much greater number of employees and infrastructure that allows it to develop and market products.
This expertise and infrastructure could be of benefit to DAHI as it brings its Anipryl product to market.

Draxis also has a cash position of approximately $30 million at June 30, 1996 which gives it some staying power to be patient with its new product development and take long time horizons. DAHI needs funding to bring its product to market and for new products and Draxis has committed to invest $10 million in DAHI, subject to good business judgement, pursuant to the Exchange Agreement.

The only synergistic effect of the acquisition by Draxis of DAHI to which we have subscribed incremental value is the reduction of financing risk to DAHI, since Draxis has committed to provide $10 million of funding to DAHI subject to good business judgement. The synergistic effect was recognized by us in the form of a reduction in the discount rate used to calculate the present value of DAHI's projected net after-tax cash flows.

There may also be methods by which Draxis could accelerate the use of DAHI's tax losses for its own benefit.

Any quantification of the considerations beyond the fair market value of each entity's shares is highly speculative and we do not believe can be done with any degree of comfort or accuracy.

We do not offer any opinion on the fairness of the transaction. The contemplated Share Exchange may not be effected if the relationship in the stock market prices of Draxis and DAHI does not meet shareholder expectations.



--------------------------------------------------------------------------------
                                                                             106

                           DEPRENYL ANIMAL HEALTH INC.                SCHEDULE 1
                                 BALANCE SHEET
                               AS AT DECEMBER 31
                               (EXCEPT AS NOTED)
                                  (US$ 000'S)


                                                       AS AT JUNE 30
                                                   --------------------
                                                      1996      1995       1995       1994       1993       1992       1991
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                        (unaudited)
ASSETS
Current Assets:
    Cash and cash equivalents                       $ 1,489    $ 1,130    $ 1,055    $   241    $   240    $   300   $  1,074
    Investment securities                                                              2,219      1,923      3,443      4,251
    Other current assets                                182         29          2         52        105        123        105
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------

Total current assets:                                 1,671      1,159      1,057      2,512      2,268      3,866      5,430

Fixed assets, net                                        73         78         55         55         35         33         40

Other assets:
    Investment in Phoenix Scientific, Inc.                       1,175                 1,575      1,775      1,750
    Intangibles and other assets                        471        503        448        504        330        332        320
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                        471      1,678        448      2,079      2,105      2,082        320
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------

Total Assets                                        $ 2,215    $ 2,915    $ 1,560    $ 4,646    $ 4,408    $ 5,981    $ 5,790
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
    Accounts payable                               $    124      $ 103      $ 136      $  41      $ 100      $  96      $ 111
    Advances from DAH Canada                                                                                   140        140
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------

Total current liabilities                               124        103        136         41        100        236        251

Notes payable - Draxis Health Inc.                    2,545      3,090      3,090      3,090        450        450
Advances from DAH Canada                                                                            140
Obligations under contract                                         200                   600        800        800
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
Total liabilities                                     2,669      3,393      3,226      3,731      1,490      1,486        251

Shareholders' equity

    Common stock                                     10,254      8,549      8,599      8,549      8,549      8,549      8,324
    Retained deficit                                (10,708)    (9,027)   (10,265)    (7,634)    (5,073)    (3,225)    (1,804)
    Unearned compensation                                                                           (75)      (226)      (377)
    Unearned consideration                                                                         (483)      (603)      (604)
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                       (454)      (478)    (1,666)       915      2,918      4,495      5,539
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------

Total Liabilities and Shareholders' Equity         $  2,215   $  2,915   $  1,560   $  4,646   $  4,408   $  5,981   $  5,790
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------

Book value per share                                 ($0.06)    ($0.07)    ($0.26)     $0.14      $0.45      $0.69      $0.86
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------

Number of shares outstanding (000's)                  7,545      6,484      6,509      6,484      6,484      6,484      6,421
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------



                                                                        DEPRENYL ANIMAL HEALTH INC.                     SCHEDULE 2
                                                                            INCOME STATEMENT
                                                                     FOR THE YEARS ENDING DECEMBER 31
                                                                            (EXCEPT AS NOTED)
                                                                               (US$ 000's)

                                                    SIX MONTHS ENDED JUNE 30
                                                    ------------------------
                                                         1996       1995       1995       1994       1993       1992       1991
                                                       --------   --------   --------   --------   --------   --------   --------
                                                           (unaudited)
Revenue
   Interest and investment income                      $     44   $     52   $     79   $    162   $    188   $    297   $    318
   Sales and distribution rights                            540
   Gain (loss) on foreign currency exchange                                                               1         (2)        13
   Realized gain (loss) on investment securities                                  175       (100)       (10)         9         (3)
   Other                                                    306         25         27        150         25
                                                       --------   --------   --------   --------   --------   --------   --------

                                                            890         77        281        212        204        304        328
Expenses:
   Research and development                                 618        820      1,400      1,751        985        841        791
   General and administrative                               609        468      1,094        776        990        842        573
   Interest                                                  85        156        287        198         32
   Depreciation and amortization                             23         26        131         48         45         42         11
                                                       --------   --------   --------   --------   --------   --------   --------

                                                          1,335      1,470      2,912      2,773      2,052      1,725      1,375
                                                       --------   --------   --------   --------   --------   --------   --------

Net loss                                               $   (445)  $ (1,393)  $ (2,631)  $ (2,561)  $ (1,848)  $ (1,421)  $ (1,047)
                                                       --------   --------   --------   --------   --------   --------   --------
                                                       --------   --------   --------   --------   --------   --------   --------

Loss per share                                           ($0.06)    ($0.21)    ($0.41)    ($0.39)    ($0.29)    ($0.22)    ($0.17)
                                                       --------   --------   --------   --------   --------   --------   --------
                                                       --------   --------   --------   --------   --------   --------   --------

Weighted average number of shares
   outstanding (000's)                                    7,337      6,484      6,492      6,484      6,484      6,470      6,082
                                                       --------   --------   --------   --------   --------   --------   --------
                                                       --------   --------   --------   --------   --------   --------   --------

                           DEPRENYL ANIMAL HEALTH INC.                SCHEDULE 3
                    STATEMENT OF CHANGE IN FINANCIAL POSITION
                        FOR THE YEARS ENDING DECEMBER 31
                                (EXCEPT AS NOTED)
                                   (US$ 000'S)

                                                    SIX MONTHS ENDED JUNE 30
                                                    ------------------------
                                                         1996      1995         1995        1994        1993       1992      1991
                                                        -------   -------      -------     -------     -------    -------   -------
                                                           (unaudited)
Operating activities:
   Net loss                                             ($443)   ($1,393)     ($2,631)    ($2,561)    ($1,848)   ($1,421)  ($1,047)
   Depreciation and amortization                           23         26          131          48          45         42        11
   Amortization of debt issuance costs                                12
   Gain (loss) on foreign currency exchange                                                                            2       (13)
   Realized gain (loss) on investment securities                                 (175)        100          10         (9)        3
   Amortization of premium on securities                                                        3          16         21        11
   Amortization of unearned amounts                                                50         558         272        151       151
   Benefit from increase in exercise price of option                                                                           (16)
   Changes in net working capital                        (191)        87          144          (6)         23        (27)     (272)
                                                      -------    -------      -------     -------     -------    -------   -------

                                                         (611)    (1,268)      (2,481)     (1,858)     (1,482)    (1,241)   (1,172)
Investing activities
   Purchase of fixed assets                               (28)       (32)         (20)        (37)        (14)        (7)      (39)
   Purchase of investment securities                                                       (4,276)     (6,057)      (149)   (9,573)
   Sale of investment securities                                   2,219        2,220       3,876       7,551        944     5,307
   Investment in Phoenix Scientific Inc.                                        1,150                     (25)      (950)
   Expenditures on intangible assets                      (37)       (30)         (55)        (63)        (32)       (44)     (237)
                                                      -------    -------      -------     -------     -------    -------   -------

                                                          (65)     2,157        3,295        (500)      1,423       (206)   (4,542)
                                                      -------    -------      -------     -------     -------    -------   -------

Financing activities:
   1994 Loan from Draxis Health Inc.                     (955)                              2,500
   1996 Loan from Draxis Health Inc.                    1,000
   Debt issuance costs                                                                       (142)
   Deferred stock offering costs                                                                                            (1,248)
   Advances to/from related parties                      (590)                                                       450
   Issued common stock                                  1,655                                                        225     6,266
                                                      -------    -------      -------     -------     -------    -------   -------

                                                        1,110          0            0       2,358           0        675     5,018

Effect of exchange rates on cash                                                                                      (2)       13
                                                      -------    -------      -------     -------     -------    -------   -------

Increase (decrease) in cash and cash equivalents          434        889          814           0         (59)      (774)     (683)

Cash and cash equivalents
   Beginning of period                                  1,055        241          241         241         300      1,074     1,757
                                                      -------    -------      -------     -------     -------    -------   -------

   End of period                                     $  1,489   $  1,130     $  1,055    $    241    $    241   $    300  $  1,074
                                                      -------    -------      -------     -------     -------    -------   -------
                                                      -------    -------      -------     -------     -------    -------   -------

                            DEPRENYL ANIMAL HEALTH INC.               SCHEDULE 4
                  SUMMARY OF COMMON SHARE TRADING PRICES AND VOLUMES
                                        (US$)

                                                                    TSE
                                       NASDAQ                    AND NASDAQ
                        ------------------------------------  -----------------

                          HIGH           LOW        CLOSE          VOLUME
                        --------      ---------    ---------  -----------------

1996
  June                   $4.75          $3.63         $4.00          352,676
  May                    $4.88          $3.88         $3.88          427,451
  April                  $4.25          $3.13         $3.88          376,534
  March                  $3.25          $2.75         $3.25          206,475
  February               $3.13          $1.97         $3.13          464,914
  January                $2.00          $1.75         $1.75          139,484

1996
  Second quarter         $4.88          $3.13         $4.00        1,156,661
  First quarter          $3.25          $1.75         $3.25          810,873

1995
  Fourth quarter         $2.13          $1.50         $1.75          216,577
  Third quarter          $2.13          $1.63         $2.13          200,678
  Second quarter         $2.13          $1.50         $1.90          880,319
  First quarter          $2.38          $1.50         $2.00          688,367

1994
  Fourth quarter         $2.38          $2.38         $2.00          270,432
  Third quarter          $2.63          $1.50         $1.63          708,746
  Second quarter         $2.63          $1.63         $1.81        1,081,950
  First quarter          $3.38          $1.81         $2.63          875,762

1995 Annual              $2.38          $1.50         $1.75        1,985,941

1994 Annual              $3.38          $1.50         $2.00        2,936,890

1993 Annual              $3.38          $1.25         $1.88        6,112,875

1992 Annual             $10.63          $1.25         $2.50        4,091,715

                                                                    SCHEDULE 5
                                 DRAXIS HEALTH INC.
                              CONSOLIDATED BALANCE SHEET
                                  AS AT DECEMBER 31
                                  (Except as Noted)
                                       ($000's)

                                       AS AT JUNE 30
                                  1996           1995           1995           1994           1993           1992           1991
                                --------       --------       --------       --------       --------       --------       --------
                                       (UNAUDITED)
ASSETS
Current assets
  Cash and treasury bills        $30,454        $10,229        $16,606        $11,691        $12,205           $361         $1,130
  Marketable securities                             750                           767          2,813          7,937         17,270
  Accounts receivable              2,209          1,916          1,486          1,807          3,060          3,985          5,439
  Income taxes recoverable                           14            170            255                         1,005
  Inventory                        1,167          1,146            705          1,014            601            413            165
  Current portion of
   long-term receivables             691            192                           365            762
  Prepaid expenses                 1,018          1,001            796            946            641          1,335            743
                                --------       --------       --------       --------       --------       --------       --------
                                  35,539         15,248         19,763         16,845         20,082         15,036         24,747

Long-term receivables              3,781          6,043          4,992          5,573          2,142            654          4,620
Long term investments              1,612          2,605          3,931          3,203          5,079          7,151          6,853
Fixed assets, net                    662            512            545            453            449            605            284
Goodwill, net                      1,546          1,781          1,663          1,898          2,132          1,692
Licenses and other
 deferred charges                  4,209          4,920          4,158          5,090          2,102          2,959          2,932
                                --------       --------       --------       --------       --------       --------       --------
TOTAL ASSETS                     $47,349        $31,109        $35,052        $33,062        $31,986        $28,097        $39,436
                                --------       --------       --------       --------       --------       --------       --------
                                --------       --------       --------       --------       --------       --------       --------
LIABILITIES AND SHAREHOLDERS'
 EQUITY
Current liabilities
  Accounts payable and
   accrued charges                $2,216         $1,816         $1,569         $1,806         $1,874         $1,319         $2,894
  Royalties payable                  492            663          1,335          1,527          1,592          1,800          1,485
  Income taxes payable               388                                                       1,524                         7,014
  Current portion of license
   obligation                                       500            500          1,000
  Other                                                                                                       3,670            130
                                --------       --------       --------       --------       --------       --------       --------
                                   3,096          2,979          3,404          4,333          4,990          6,789         11,523
License obligation                                                                500
Deferred income taxes                360            955          1,799          1,070            960          1,449            943
Deferred Revenue                                                                                                             1,849

Shareholders' equity
  Common stock                    30,844         18,393         18,666         18,393         18,083         13,683         12,967
  Contributed surplus              9,701          9,701          9,701          9,701          9,701          5,935          9,665
  Retained earnings                3,348           (919)         1,482           (935)        (1,748)           241          2,489
                                --------       --------       --------       --------       --------       --------       --------
                                  43,893         27,175         29,849         27,159         26,036         19,859         25,121
                                --------       --------       --------       --------       --------       --------       --------

TOTAL LIABILITIES AND
 SHAREHOLDERS' EQUITY            $47,349        $31,109        $35,052        $33,062        $31,986        $28,097        $39,436
                                --------       --------       --------       --------       --------       --------       --------
                                --------       --------       --------       --------       --------       --------       --------
Book value per share               $1.88          $1.36          $1.48          $1.36          $1.31          $1.08          $1.36
                                --------       --------       --------       --------       --------       --------       --------
                                --------       --------       --------       --------       --------       --------       --------
Number of shares
 outstanding (000's)              23,375         20,019         20,127         20,019         19,836         18,418         18,535
                                --------       --------       --------       --------       --------       --------       --------
                                --------       --------       --------       --------       --------       --------       --------
US exchange rate at
 balance sheet date                $0.73          $0.73          $0.73          $0.71          $0.75          $0.79          $0.87
                                --------       --------       --------       --------       --------       --------       --------
                                --------       --------       --------       --------       --------       --------       --------

                                                                     SCHEDULE 6
                                  DRAXIS HEALTH INC.
                            CONSOLIDATED INCOME STATEMENT
                          FOR THE YEARS ENDING, DECEMBER 31
                                  (Except as Noted)
                                       ($000's)

                                SIX MONTHS ENDED JUNE 30
                                  1996           1995           1995           1994           1993           1992           1991
                                --------       --------       --------       --------       --------       --------       --------
                                       (UNAUDITED)
Revenue
  Sales                           $7,025         $7,510        $15,434        $16,243        $15,087        $17,424        $13,936
  Interest income                    771            585          1,197            843            309            455          1,299
                                --------       --------       --------       --------       --------       --------       --------
                                   7,796          8,095         16,631         17,086         15,396         17,879         15,235
                                --------       --------       --------       --------       --------       --------       --------
Expenses
  Cost of sales, selling
   and administration              8,984          5,036         13,328         10,186         12,164         12,509          9,020
  Research and development           700            800          2,319          2,079          2,722          2,002          1,509
  Investment tax credits
   on research and development                                    (485)          (457)          (574)          (326)          (183)
  Research and development
   recovered from an
   affiliated company                                             (381)          (533)          (487)          (165)
  Depreciation and amortization      787            463          1,285            867            593            402            236
                                --------       --------       --------       --------       --------       --------       --------
                                  10,471          6,299         16,066         12,142         14,418         14,422         10,582
                                --------       --------       --------       --------       --------       --------       --------
Income from operations            (2,675)         1,796            565          4,944            978          3,457          4,653

Gain/(loss) on sales of
 securities                          109             37            549             59         (2,715)         1,360          1,637
Other income                       6,001           (141)         4,901            (68)            43          6,210          4,396
                                --------       --------       --------       --------       --------       --------       --------
Income/(loss) before income
 taxes and share of net
 development stage costs
 of affiliated companies           3,435          1,692          6,015          4,935         (1,694)        11,027         10,686

Income taxes                        (393)          (650)        (2,064)        (1,740)           966         (4,109)        (3,984)

Equity share of development
 stage costs of affiliated
 companies                        (1,177)        (1,026)        (1,534)        (2,096)        (1,351)          (911)          (574)
                                --------       --------       --------       --------       --------       --------       --------
Net income/(loss) for the period  $1,865            $16         $2,417         $1,099        ($2,079)        $6,007         $6,128
                                --------       --------       --------       --------       --------       --------       --------
                                --------       --------       --------       --------       --------       --------       --------

Earnings (loss) per share          $0.09          $0.00          $0.12          $0.06         ($0.11)         $0.35          $0.38
                                --------       --------       --------       --------       --------       --------       --------
                                --------       --------       --------       --------       --------       --------       --------
Weighted average number
of shares outstanding (000's)     20,499         20,019         20,058         19,927         18,217         17,034         16,163
                                --------       --------       --------       --------       --------       --------       --------
                                --------       --------       --------       --------       --------       --------       --------
Average US exchange rate           $0.73          $0.73          $0.73          $0.73          $0.78          $0.83          $0.87
                                --------       --------       --------       --------       --------       --------       --------
                                --------       --------       --------       --------       --------       --------       --------

                                                                    SCHEDULE 7
                                  DRAXIS HEALTH INC.
                CONSOLIDATED STATEMENT OF CHANGE OF FINANCIAL POSITION
                          FOR THE YEARS ENDING, DECEMBER 31
                                  (Except as Noted)
                                       ($000's)

                                SIX MONTHS ENDED JUNE 30
                                  1996           1995           1995           1994           1993           1992           1991
                                --------       --------       --------       --------       --------       --------       --------
                                       (unaudited)
Cash flows from operating
 activities:                     ($4,657)          $671         $2,282         $6,308         $6,799        $12,498        ($5,881)
                                --------       --------       --------       --------       --------       --------       --------
Cash flows from (used in)
 investing activities
  Payments for licenses           (1,140)        (1,000)        (1,000)        (2,000)
  Decrease (increase) in
   other deferred charges              0           (118)             8             (5)           648         (1,213)          (676)
  Acquisition of fixed assets       (199)          (118)          (219)          (119)          (149)          (475)          (131)
  Acquisition of subsidiary
   and affiliated companies          (82)          (428)          (428)          (298)          (642)        (1,765)        (1,966)
  Proceeds from sale of shares
   in DUSA Pharmaceuticals Inc.    9,323
  Proceeds from sale of option
   in DUSA Pharmaceuticals Inc.                                  3,068
  Proceeds from sale of shares
   in Deprenyl Animal Health Inc.                                                                328
  Proceeds from sales of shares
   in DUSA Pharmaceuticals Inc.                                                                   90                         2,500
  Repayment from (advance to) by
   Medicis Pharmaceutical
   Corporation                                                                                                4,795         (4,620)
                                --------       --------       --------       --------       --------       --------       --------
                                   7,902         (1,664)         1,429         (2,422)           275          1,342         (4,893)
                                --------       --------       --------       --------       --------       --------       --------

Cash flows from (used in)
 financing activities
  Long-term receivables           (1,575)          (469)           945         (3,035)        (2,250)          (654)
  Exercise of stock options          616                           259                           128             13            604
  Sale of Company shares owned
   by subsidiary
    Proceeds of sale                                                                           6,021            103         19,057
    Income taxes paid on sale                                                  (1,663)           (32)        (6,735)
  Special warrant offering        11,562                                                                          0
  Issuance of shares for
   subsidiary acquisitions                                                        298            642          1,573
  Redemption of Bone Health
   Inc. warrants                                                                              (2,855)          (153)
  Cost of dividend distribution,
   net of tax                                                                                   (139)          (405)
  Unclaimed dividends of Bone
   Health Inc.                                                                                   230
  Treasury shares issued for cash                                                              3,000
  Exercise of warrants                                                                            25             56             35
  Purchase of Company shares for
   cancellation                                                                                              (4,740)        (4,125)
  Dividends paid                                                                                             (3,355)        (4,836)
  Withholding taxes on Bone
   Health Inc. warrants                                                                                        (312)
                                --------       --------       --------       --------       --------       --------       --------
                                  10,603           (469)         1,204         (4,400)         4,770        (14,609)        10,735
                                --------       --------       --------       --------       --------       --------       --------
Increase (decrease) in cash and
  cash equivalents                13,848         (1,462)         4,915           (514)        11,844           (769)           (39)

Cash and cash equivalents
  Beginning of period             16,606         11,691         11,691         12,205            361          1,130          1,169
                                --------       --------       --------       --------       --------       --------       --------

  End of period                  $30,454        $10,229        $16,606        $11,691        $12,205           $361         $1,130
                                --------       --------       --------       --------       --------       --------       --------
                                --------       --------       --------       --------       --------       --------       --------

                                                                     SCHEDULE 8

                               DRAXIS HEALTH INC.
                              CORPORATE STRUCTURE
                              AS AT JUNE 30, 1996


            ---------------                       ------------------------  -- Eldepryl-Registered Trademark-
            |  Lipopharm   |                      |  Draxis Health Inc.  |  -- Permax-Registered Trademark-
            |  Division    |----------------------|    (Candada)         |  -- Prolopa-Registered Trademark-
            ---------------                       ------------------------  -- Britaject-Registered Trademark-
            -- Lipo-BASE-TM-                                   |            -- Tegretol-Registered Trademark-
            -- Lipo-BASE-TM-                                   |            (Ontario Sales)
               vitamin E                                       |
            -- Lipo-BASE-TM-, facial                           |
            -- Kerasal-Registered Trademark-                   |
         ----------------------------------------------------------------------------------------
         |                           |             |                      |                      |
        100%                        100%           |                     100%                    |
         |                           |             |                      |                      |
 ----------------------    ----------------------  |          -------------------------          |
 | DAHI Animal Health |    |     DAHI Animal    |  |          |        Draxis         |          |
 |   (Ontario) Inc.   |    |     Health Inc.    |  |          | Pharmaceutica Inc.(1) |          |
 |      (Canada)      |    |      (Canada)      |  |          |       (Canada)        |          |
 ----------------------    ----------------------  |          -------------------------         100%
                                                   |            |               |                |
-- Anipryl-Registered      -- Anipryl-Registered   |            |               |                |
           Trademark-                 Trademark-   |            |               |                |
   (Ontario sales)            (Other Canadian     90%          10%              |                |
                               sales)              |            |               |                |
                                                   |            |               |                |
                                                 -----------------------------  |  ---------------------------
                                                 |       Draxis LLC          |  |  |           Draxis        |
                                                 |       (Delaware)          |  |  |          U.S. Inc.      |
                                                 |                           |  |  |          (Delaware)     |
                                                  ---------------------------   |   -------------------------
                                                                |               |   -- Kerasal-Registered  |
                                                               14%             30%              Trademark- 50%
                                                                |               |                          |
                                                             ---------------------  -------------------------
                                                             |  Deprenyl Animal  |  |      New IHS LLC      |
                                                             |   Health, Inc.    |  |       (Delaware)      |
                                                             |    (Missouri)     |  |                       |
                                                             ---------------------  -------------------------
                                                             - Anipryl-Registered    -- science-based
                                                                       Trademark-       nutriceuticals

Note (1): Draxis Pharmaceutica Inc. is responsible for Canadian sales (outside Ontario) of ELDEPRYL-Registered Trademark-, PERMAX-Registered Trademark-, PROLOPA-Registered Trademark-, BRITAJECT-Registered Trademark- and TEGRETOL-Registered Trademark-.


                                               DRAXIS HEALTH INC.                    SCHEDULE 9
                                SUMMARY OF COMMON SHARE TRADING PRICES AND VOLUMES

                                            TSE                      TSE AND NASDAQ
                          ----------------------------------------   --------------

                             HIGH           LOW           CLOSE          VOLUME
                          -----------    -----------   -----------    -------------

1996
  June                          $6.55          $4.50         $4.75        7,058,768
  May                           $5.60          $4.57         $4.70        2,806,765
  April                         $5.20          $4.10         $4.75        2,660,708
  March                         $5.00          $4.05         $4.30        2,819,022
  February                      $5.63          $3.65         $5.00        9,328,839
  January                       $4.10          $2.15         $3.70        5,254,340

1996
  Second quarter                $6.55          $4.10         $4.75       12,526,241
  First quarter                 $5.63          $2.15         $4.30       17,402,201

1995
  Fourth quarter                $2.95          $2.03         $2.15        3,752,955
  Third quarter                 $3.35          $2.10         $2.80        5,849,146
  Second quarter                $3.00          $2.00         $2.21        2,936,528
  First quarter                 $2.80          $1.90         $2.45        7,000,590

1994
  Fourth quarter                $1.95          $1.50         $1.85        4,307,200
  Third quarter                 $2.35          $1.35         $2.12        3,121,316
  Second quarter                $2.45          $1.59         $1.70        3,326,010
  First quarter                 $2.90          $2.40         $2.00        4,593,797

1995 Annual                     $3.35          $1.90         $2.15       19,539,219

1994 Annual                     $2.90          $1.35         $1.85       15,348,323

1993 Annual                     $7.25          $2.28         $2.40       36,621,500

1992 Annual                    $23.50          $3.75         $7.00       97,048,300

1991 Annual                    $26.75         $10.38        $20.88       58,369,100
